FILED PURSUANT TO RULE 424(b)(3)
REGISTRATION NO. 333-150422

PROSPECTUS SUPPLEMENT NO. 1

TO PROSPECTUS DATED MAY 8, 2008

1,500,000 SHARES

COMMON STOCK

CAPITOL CITY BANCSHARES, INC.

This prospectus supplement supplements the Prospectus dated May 8, 2008, relating to the offer and sale by Capitol City Bancshares, Inc. of up to 1,500,000 shares of common stock of Capitol City Bancshares, Inc.

This prospectus supplement includes:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission on April 14, 2009, as amended on April 22, 2009.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which was filed with the Securities and Exchange Commission on May 15, 2009.

The information contained in the reports included in this prospectus supplement are dated as of the period of such reports. This prospectus supplement should be read in conjunction with the prospectus dated May 8, 2008, as supplemented to date, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated May 8, 2008, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 27, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K

☒	Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2008

Commission File No. 000-25227

CAPITOL CITY BANCSHARES, INC.

(Name of Issuer as Specified in Its Charter)

Georgia	58-1994305
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

562 Lee Street, S.W. Atlanta, Georgia	30311
(Address of Principal Executive Offices)	(Zip Code)

(404) 752-6067

Issuer’s Telephone Number, Including Area Code

Securities registered pursuant to Section 12(b) of the Act: None.

Securities registered pursuant to Section 12(g) of the Act:

COMMON STOCK, $1.50 PAR VALUE

(Title of Class)

Name of each exchange on which registered: None.

Indicate by check mark whether the registrant is a well-known seasoned issuer as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for past 90 days.    Yes  ☒     No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company,” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act of 1934).    Yes  ☐    No  ☒

State the aggregate market value of the voting stock held by non-affiliates computed by reference to the price at which the stock was last sold, or the average bid and asked prices of such stock, as of June 30, 2008: $15,597,490 (based on the stock price of $10.00 as of that date).

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date: 2,307,853 shares of $1.50 par value common stock as of March 23, 2009.

DOCUMENTS INCORPORATED BY REFERENCE

Registrant’s definitive Proxy Statement, which is to be filed with the Securities and Exchange Commission pursuant to Regulation 14A not later than 120 days after the end of the fiscal year covered by this 10-K Annual Report, is incorporated by reference into Part III of this 10-K Annual Report.

Forward Looking Statement Disclosure

Statements in this Annual Report regarding future events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) and are made pursuant to the safe harbors of the PSLRA. Actual results of Capitol City Bancshares, Inc. (the “Company”) could be quite different from those expressed or implied by the forward-looking statements. Any statements containing the words “could,” “may,” “will,” “should,” “plan,” “believes,” “anticipates,” “estimates,” “predicts,” “expects,” “projections,” “potential,” “continue,” or words of similar import, constitute “forward-looking statements,” as do any other statements that expressly or implicitly predict future events, results, or performance. Factors that could cause results to differ from results expressed or implied by our forward-looking statements include, among others, risks discussed in the text of this Annual Report as well as the following specific items:

•	General economic conditions, whether national or regional, that could affect the demand for loans or lead to increased loan losses;

•

Competitive factors, including increased competition with community, regional, and national financial institutions, that may lead to pricing pressures that reduce yields the Company achieves on loans and increase rates the Company pays on deposits, loss of the Company’s most valued customers, defection of key employees or groups of employees, or other losses;

•

Increasing or decreasing interest rate environments, including the shape and level of the yield curve, that could lead to decreases in net interest margin, lower net interest and fee income, including lower gains on sales of loans, and changes in the value of the Company’s investment securities;

•

Changing business or regulatory conditions or new legislation, affecting the financial services industry that could lead to increased costs, changes in the competitive balance among financial institutions, or revisions to our strategic focus;

•

Changes or failures in technology or third party vendor relationships in important revenue production or service areas, or increases in required investments in technology that could reduce our revenues, increase our costs or lead to disruptions in our business.

Readers are cautioned not to place undue reliance on our forward-looking statements, which reflect management’s analysis only as of the date of the statements. The Company does not intend to publicly revise or update forward-looking statements to reflect events or circumstances that arise after the date of this report.

Readers should carefully review all disclosures we file from time to time with the Securities and Exchange Commission (the “SEC”).

PART I

ITEM 1.	BUSINESS

Business Overview

On April 14, 1998, Capitol City Bancshares, Inc. (the “Company”) was incorporated under the laws of the State of Georgia for the purpose of serving as a bank holding company for Capitol City Bank and Trust Company (the “Bank”).

The Company’s common stock was initially authorized and issued in connection with the acquisition of 100% of the stock of the Bank, a wholly-owned subsidiary of the Company, on December 22, 1998.

In connection with that acquisition, the Company filed a Registration Statement under the Securities Act of 1933 as a successor issuer to the Bank, and filed a Form 8-A pursuant to Section 12(g) of the Securities Exchange Act of 1934 for registration of the Company’s common stock under the 1934 Act.

Capitol City Bank and Trust Company (the “Bank”) is a state banking institution chartered under the laws of the State of Georgia on June 30, 1994. Since opening on October 3, 1994, the Bank has continued a general banking business and presently serves its customers from eight locations: the main office located at 562 Lee Street, S.W., Atlanta, Georgia 30310; and service branches located at 2358 Cascade Road, Atlanta, Georgia 30311; Hartsfield-Jackson International Airport, Atlanta, Georgia; 5674 Memorial Drive, Stone Mountain, Georgia 30083; 301 W. Oglethorpe Boulevard, Albany, Georgia 31707; 339 Martin Luther King, Jr. Blvd., Savannah, Georgia 31401; 1268 Broad Street, Augusta, Georgia 30901; and 94 Peachtree Street, Atlanta, Georgia 30303.

The Bank operates a full-service banking business and engages in a broad range of commercial banking activities, including accepting customary types of demand and timed deposits, making individual, consumer, commercial, and installment loans, money transfers, safe deposit services, and making investments in U.S. government and municipal securities.

The data processing work of the Bank is processed with Fidelity Integrated Financial Solutions. The Bank issues credit cards through its affiliation with Silverton Bank. The Bank offers its customers a variety of checking and savings accounts. The installment loan department makes both direct consumer loans and also purchases retail installment contracts from sellers of consumer goods.

The Bank serves the residents of the City of Atlanta and Fulton, DeKalb, Chatham, Richmond and Dougherty Counties. Each of these areas has a diverse commerce, including manufacturing, financial and service sector economies. Atlanta also serves as the capital of the State of Georgia, with a significant number of residents employed in government.

Neither the Company nor the Bank generates a material amount of revenue from foreign countries, nor does either have material long-lived assets, customer relationships, mortgages or servicing rights, deferred policy acquisition costs, or deferred tax assets in foreign countries. Thus, the Company has no significant risks attributable to foreign operations.

As of December 31, 2008, the Bank had correspondent relationships with SunTrust Bank of Atlanta, Georgia, Wachovia National Bank of Georgia, Silverton Bank and The Federal Home Loan Bank of Atlanta. The correspondent banks provide certain services to the Bank, buying and selling federal funds, handling money fund transfers and exchanges, shipping coins and currency, providing security and safekeeping of funds and other valuable items, handling loan participation and furnishing management investment advice on the Bank’s securities portfolio.

Bank Operations

Capitol City Bancshares, Inc.

Capitol City Bancshares, Inc. (the “Company”) owns 100% of the capital stock of the Bank. The Company also owns 100% of the capital stock of, and operates as its subsidiary, a mortgage company called Capitol City Home Loans, Inc. The principal role of the Company is to supervise and coordinate the activities of its subsidiaries.

Capitol City Bank and Trust Company

The Bank offers demand accounts, savings accounts, money market accounts, certificates of deposit and IRA accounts to customers. Loans are made to consumers and small businesses. Approximately 60% of the loan portfolio are loans to small businesses and include loans made through the Small Business Administration. Consumer loans include first and second mortgage loans, home equity loans, auto loans and signature loans.

Competition

The banking business in the City of Atlanta and Fulton, DeKalb, Chatham, Richmond and Dougherty Counties is highly competitive. The Bank competes with numerous other financial institutions in the market it represents. In addition to large national banks (and branches of regional banks), there are many finance companies, credit union offices, and other non-traditional providers of service that compete in the Bank’s markets.

Capitol City Home Loans, Inc.

The mortgage company has offices in the Stone Mountain area and in the Savannah branch of the Bank and provides mortgage loan origination services in the same primary market areas as the Bank. The mortgage company was incorporated in 2002 and has until recently originated mortgage loans and brokered those loans to independent investors. Capitol City Home Loans, Inc., has suspended its loan origination activities until such time as the mortgage market becomes more stable.

Employees

As of December 31, 2008, the Company had 85 full-time employees and 17 part time employees. The Company is not a party to any collective bargaining agreements.

Supervision and Regulation

Bank holding companies and banks are regulated under both federal and state law. The following is a brief summary of certain statutes and rules and regulations affecting the Company, the Bank, and to a more limited extent the Company’s subsidiaries.

This summary is qualified in its entirety by reference to the particular statute and regulatory provision referred to and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of the Company and its subsidiaries. The scope of regulation and permissible activities of the Company and its subsidiaries is subject to change by future federal and state legislation. Supervision, regulation and examination of the Company and the Bank by the bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders of the Company.

Regulation of the Company

The Company is a registered holding company under the Federal Bank Holding Company Act and the Georgia Bank Holding Company Act and is regulated under such Act by the Federal Reserve and by the Georgia Department of Banking and Finance (“GDB&F”), respectively.

Reporting and Examination

As a bank holding company, the Company is required to file annual reports with the Federal Reserve and the GDB&F and to provide such additional information as the applicable regulator may require pursuant to the Federal and Georgia Bank Holding Company Acts. The Federal Reserve and the GDB&F may also conduct examinations of the Company to determine whether the Company is in compliance with Bank Holding Company Acts and regulations promulgated thereunder.

Acquisitions

The Federal Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (1) acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank; (2) acquiring all or substantially all of the assets of a bank; and (3) before merging or consolidating with another bank holding company.

The GDB&F requires similar approval prior to the acquisition of any additional banks from every Georgia bank holding company. A Georgia bank holding company is generally prohibited from acquiring ownership or control of 5% or more of the voting shares of a bank unless the bank being acquired is either a bank for purposes of the Federal Bank Holding Company Act, or a federal or state savings and loan association or savings bank or federal savings bank whose deposits are insured by the Federal Savings and Loan Insurance Corporation and such bank has been in existence and continuously operating as a bank for a period of five years or more prior to the date of application to the GDB&F for approval of such acquisition.

Source of Strength to Subsidiary Banks

The Federal Reserve (pursuant to regulation and published statements) has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve policy, the Company may be required to provide financial support to the Bank at a time when, absent such Federal Reserve policy, the Company may not deem it advisable to provide such assistance. Similarly, the Federal Reserve also monitors the financial performance and prospects of non-bank subsidiaries with an inspection process to ascertain whether such non-banking subsidiaries enhance or detract from the Company’s ability to serve as a source of strength for the Bank.

Capital Requirements

The holding company is subject to regulatory capital requirements imposed by the Federal Reserve applied on a consolidated basis with the bank owned by the holding company. Bank holding companies must have capital (as defined in the rules) equal to eight (8) percent of risk-weighted assets. The risk weights assigned to assets are based primarily on credit risk. For example, securities with an unconditional guarantee by the United States government are assigned the least risk category. A risk weight of 50% is assigned to loans secured by owner-occupied one-to-four family residential mortgages. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets.

The Federal Reserve also requires the maintenance of minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of bank holding companies. The guidelines define capital as either Tier 1 (primarily shareholder equity) or Tier 2 (certain debt instruments and a portion of the allowance for loan losses). Tier 1 capital for banking organizations includes common equity, minority interest in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock and qualifying cumulative perpetual preferred stock. (Cumulative perpetual preferred stock is limited to 25 percent of Tier 1 capital.) Tier 1 capital excludes goodwill; amounts of mortgage servicing assets, nonmortgage servicing assets, and purchased credit card relationships that, in the aggregate, exceed 100 percent of Tier 1 capital; nonmortgage servicing assets and purchased credit card relationships that in the aggregate, exceed 25 percent of Tier 1 capital; all other identifiable intangible assets; and deferred tax assets that are dependent upon future taxable income, net of their valuation allowance, in excess of certain limitations.

Effective June 30, 1998, the Board has established a minimum ratio of Tier 1 capital to total assets of 3.0 percent for strong bank holding companies (rated composite “1” under the BOPEC rating system of bank holding companies), and for bank holding companies that have implemented the Board’s risk-based capital measure for market risk. For all other bank holding companies, the minimum ratio of Tier 1 capital to total assets is 4.0 percent. Banking organizations with supervisory, financial, operational, or managerial weaknesses, as well as organizations that are anticipating or experiencing significant growth, are expected to maintain capital ratios well above the minimum levels. Higher capital ratios may be required for any bank holding company if warranted by its particular circumstances or risk profile. Bank holding companies are required to hold capital commensurate with the level and nature of the risks, including the volume and severity of problem loans, to which they are exposed.

As of December 31, 2008, the Company maintained Tier 1 and Total Risk-Based Capital Ratios of 8.72% and 9.98%, respectively. For a more detailed analysis of the Company and the Bank’s regulatory requirements see Note 17 to the Notes to Consolidated Financial Statements.

The Riegle-Neal Interstate Banking and Branching Efficiency Act

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Banking Act”) regulates the interstate activities of banks and bank holding companies. Generally speaking, under the Interstate Banking Act, a bank holding company located in one state may lawfully acquire a bank located in any other state, subject to deposit-percentage, aging requirements and other restrictions. The Interstate Banking Act also generally provides that national and state-chartered banks may, subject to applicable state law, branch interstate through acquisitions of banks in other states. The Interstate Banking Act and related California laws have increased competition in the environment in which the Bank operates to the extent that out-of-state financial institutions directly or indirectly enter the Bank’s market areas. It appears that the Interstate Banking Act has contributed to the accelerated consolidation of the banking industry.

The Gramm-Leach-Bliley Act of 1999

Effective March 11, 2000, the Gramm-Leach-Bliley Act, also known as the “Financial Modernization Act,” enabled full affiliations to occur among banks and securities firms, insurance companies, and other financial service providers, and enabled full affiliations to occur between such entities. This legislation permits bank holding companies that are well-capitalized and well-managed and meet other conditions can elect to become “financial holding companies.” As financial holding companies, they and their subsidiaries are permitted to acquire or engage in activities that were not previously allowed by bank holding companies such as insurance underwriting, securities underwriting and distribution, travel agency activities, broad insurance agency activities, merchant banking and other activities that the Federal Reserve determines to be financial in nature or complementary to these activities. Financial holding companies continue to be subject to the overall oversight and supervision of the Federal Reserve, but the Financial Modernization Act applies the concept of functional regulation to the activities conducted by subsidiaries. For example, insurance activities would be subject to supervision and regulation by state insurance authorities. The Company has no current intention of becoming a financial holding company, but may do so at some point in the future if deemed appropriate in view of opportunities or circumstances at the time.

The Financial Modernization Act also imposed new requirements on financial institutions with respect to consumer privacy. The statute generally prohibits disclosure of consumer information to non-affiliated third parties unless the consumer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to consumers annually. Financial institutions, however, will be required to comply with state law if it is more protective of consumer privacy than the Financial Modernization Act. The statute also directed federal regulators, including the Federal Reserve and the FDIC, to prescribe standards for the security of consumer information. The Company and the Bank are subject to such standards, as well as standards for notifying consumers in the event of a security breach.

Regulation of the Bank

As a state-chartered bank, the Bank is examined and regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the GDB&F.

The major functions of the FDIC with respect to insured banks include paying depositors to the extent provided by law in the event an insured bank is closed without adequately providing for payment of the claim of depositors, acting as a receiver of state banks placed in receivership when so appointed by state authorities, and preventing the continuance or development of unsound and unsafe banking practices. In addition, the FDIC also approves conversions, mergers, consolidations, and assumption of deposit liability transactions between insured banks and noninsured banks or institutions to prevent capital or surplus diminution in such transactions where the resulting, continued or assumed bank is an insured nonmember state bank.

Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Bank Holding Company Act on any extension of credit to the bank holding company or any of its subsidiaries, on investment in the stock or other securities thereof and on the taking of such stock or securities as collateral for loans to any borrower. In addition, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or provision of any property or services.

The GDB&F regulates all areas of the banks banking operations, including mergers, establishment of branches, loans, interest rates, and reserves. The Bank must have the approval of the Commissioner to pay cash dividends, unless at the time of such payment:

a. the total classified assets at the most recent examination of such bank do not exceed 80% of Tier 1 capital plus Allowance for Loan Losses as reflected at such examination;

b. the aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits, after taxes but before dividends, for the pervious calendar year; and

c. the ratio of Tier 1 Capital to Adjusted Total Assets shall not be less than six (6) percent.

The Bank is also subject to State of Georgia banking and usury laws restricting the amount of interest which it may charge in making loans or other extensions of credit.

Expansion through Branching, Merger or Consolidation

With respect to expansion, the Bank was previously prohibited from establishing branch offices or facilities outside of the county in which its main office was located, except:

(i)	in adjacent counties in certain situations, or

(ii)	by means of merger or consolidation with a bank which has been in existence for at least five years.

In addition, in the case of a merger or consolidation, the acquiring bank must have been in existence for at least 24 months prior to the merger. However, effective July 1, 1996, Georgia permits the subsidiary bank(s) of any bank holding company then engaged in the banking business in the State of Georgia to establish, de novo, upon receipt of required regulatory approval, an aggregate of up to three additional branch banks in any county within the State of Georgia. Effective July 1, 1998, this same Georgia law permits, with required regulatory approval, the establishment of de novo branches in an unlimited number of counties within the State of Georgia by the subsidiary bank(s) of bank holding companies then engaged in the banking business in the State of Georgia. This law may result in increased competition in the Bank’s market area.

Capital Requirements

The FDIC adopted risk-based capital guidelines that went into effect on December 31, 1990 for all FDIC insured state chartered banks that are not members of the Federal Reserve System. Beginning December 31, 1992, all banks were required to maintain a minimum ratio of total capital to risk weighted assets of eight (8) percent of which at least four (4) percent must consist of Tier 1 capital. Tier 1 capital of state chartered banks (as defined by the regulation) generally consists of: (i) common stockholders equity; (ii) qualifying noncumulative perpetual preferred stock and related surplus; and (iii) minority interests in the equity accounts of consolidated subsidiaries. In addition, the FDIC adopted a minimum ratio of Tier 1 capital to total assets of banks, referred to as the leverage capital ratio of three (3) percent if the FDIC determines that the institution is not anticipating or experiencing significant growth and has well-diversified risk, including no undue interest rate exposure, excellent asset quality, high liquidity, good earnings and, in general is considered a strong banking organization, rated Composite “1” under the Uniform Financial Institutions Rating System (the CAMEL rating system) established by the Federal Financial Institutions Examination Council. All other financial institutions are required to maintain leverage ratio of four (4) percent.

Effective October 1, 1998, the FDIC amended its risk-based and leverage capital rules as follows: (1) all servicing assets and purchase credit card relationships (“PCCRs”) that are included in capital are each subject to a ninety (90) percent of fair value limitation (also known as a “ten (10) percent haircut”); (2) the aggregate amount of all servicing assets and PCCRs included in capital cannot excess 100% of Tier I capital; (3) the aggregate amount of nonmortgage servicing assets (“NMSAs”) and PCCRS included in capital cannot exceed 25% of Tier 1 capital; and (4) all other intangible assets (other than qualifying PCCRS) must be deducted from Tier 1 capital.

Amounts of servicing assets and PCCRs in excess of the amounts allowable must be deducted in determining Tier 1 capital. Interest-only Strips receivable, whether or not in security form, are not subject to any regulatory capital limitation under the amended rule.

U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program

On October 3, 2008, the Emergency Economic Stabilization Act of 2008 (“EESA”) was enacted that provides the U.S. Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. markets. One of the provisions resulting from the legislation is the Troubled Asset Relief Program Capital Purchase Program (“CPP”), which provides direct equity investment in perpetual preferred stock by the U.S. Treasury Department in qualified financial institutions. The program is voluntary and requires an institution to comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends. The CPP provides for a minimum investment of one percent of total risk-weighted assets and a maximum investment equal to the lesser of three percent of total risk-weighted assets or $25 billion. Participation in the program is not automatic and is subject to approval by the U.S. Treasury Department. The Company has applied to participate in the CPP but decided to withdraw its application from consideration.

Temporary Liquidity Guarantee Program

On October 14, 2008, the FDIC announced a new program – the Temporary Liquidity Guarantee Program. This program has two components – The Debt Guarantee Program and the Transaction Account Guarantee Program. The Debt Guarantee Program guarantees newly issued senior unsecured debt of a participating organization, up to certain limits established for each institution, issued between October 14, 2008 and June 30, 2009. The FDIC will pay the unpaid principal and interest on an FDIC-guaranteed debt instrument upon the uncured failure of the participating entity to make a timely payment of principal or interest in accordance with the terms of the instrument. The guarantee will remain in effect until June 30, 2012. In return for the FDIC’s guarantee, participating institutions will pay the FDIC a fee based on the amount and maturity of the debt. The Bank and the Company have opted not to participate in the Debt Guarantee Program.

The Transaction Account Guarantee Program provides full federal deposit insurance coverage for non-interest bearing transaction deposit accounts, regardless of dollar amount, until December 31, 2009. An annualized 10 basis point assessment on balances in noninterest-bearing transaction accounts that exceed the existing deposit insurance limit of $250,000 will be assessed on a quarterly basis to insured depository institutions that have not opted out of this component of the Temporary Liquidity Guarantee Program. The Bank has opted to participate in the Transaction Account Guarantee Program.

FDIC Insurance Assessments

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FIDICIA”), enacted in December, 1991, provided for a number of reforms relating to the safety and soundness of the deposit insurance system, supervision of domestic and foreign depository institutions and improvement of accounting standards. One aspect of the Act is the requirement that banks will have to meet certain safety and soundness standards. In order to comply with the Act, the Federal Reserve and the FDIC implemented regulations defining operational and managerial standards relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, director and officer compensation, fees and benefits, asset quality, earnings and stock valuation.

The regulations provide for a risk based premium system which requires higher assessment rates for banks which the FDIC determines pose greater risks to the Deposit Insurance Fund (“DIF”). Under the regulations, banks pay an assessment depending upon risk classification.

To arrive at risk-based assessments, the FDIC places each bank in one of nine risk categories using a two step process based on capital ratios and on other relevant information. Each bank is assigned to one of three groups: (i) well capitalized, (ii) adequately capitalized, or (iii) under capitalized, based on its capital ratios. The FDIC also assigned each bank to one of three subgroups based upon an evaluation of the risk posed by the bank. The three subgroups include (i) banks that are financially sound with only a few minor weaknesses, (ii) banks with weaknesses which, if not corrected, could result in significant deterioration of the bank and increased risk to the DIF, and (iii)

those banks that pose a substantial probability of loss to the DIF unless corrective action is taken. FDICIA imposes progressively more restrictive constraints on operations management and capital distributions depending on the category in which an institution is classified. As of December 31, 2008, the Bank met the definition of a adequately-capitalized institution, and will be assessed accordingly for 2009.

Pursuant to the EESA, the maximum deposit insurance amount has been increased from $100,000 to $250,000. The amount of FDIC assessments paid by each DIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other supervisory factors. Pursuant to the Federal Deposit Insurance Reform Act of 2005, the FDIC is authorized to set the reserve ratio for the DIF annually at between 1.15% and 1.50% of estimated insured deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis. In an effort to restore capitalization levels and to ensure the DIF will adequately cover projected losses from future bank failures, the FDIC, in October 2008, proposed a rule to alter the way in which it differentiates for risk in the risk-based assessment system and to revise deposit insurance assessment rates, including base assessment rates. First quarter 2009 assessment rates were increased to between 12 and 50 cents for every $100 of domestic deposits, with most banks paying between 12 and 14 cents.

On February 27, 2009, the FDIC approved an interim rule to institute a one-time special assessment of 20 cents per $100 in domestic deposits to restore the DIF reserves depleted by recent bank failures. The interim rule additionally reserves the right of the FDIC to charge an additional up-to-10 basis point special premium at a later point if the DIF reserves continue to fall. The FDIC also approved an increase in regular premium rates for the second quarter of 2009. For most banks, this will be between 12 to 16 basis points per $100 in domestic deposits. Premiums for the rest of 2009 have not yet been set.

Additionally, by participating in the TLGP, banks temporarily become subject to “systemic risk special assessments” of 10 basis points for transaction account balances in excess of $250,000 assessments up to 100 basis points of the amount of TLGP debt issued. Further, all FDIC-insured institutions are required to pay assessments to the FDIC to fund interest payments on bonds issued by the Financing Corporation (“FICO”), an agency of the Federal government established to recapitalize the predecessor to the DIF. The FICO assessment rates, which are determined quarterly, averaged 0.0113% of insured deposits in fiscal 2008. These assessments will continue until the FICO bonds mature in 2017.

The FDIC may terminate a depository institution’s deposit insurance upon a finding that the institution’s financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices that pose a risk to the DIF or that may prejudice the interest of the bank’s depositors. The termination of deposit insurance for a bank would also result in the revocation of the bank’s charter by the DIF.

Community Reinvestment Act

The Company and the Bank are subject to the provisions of the Community Reinvestment Act of 1977, as amended (the “CRA”) and the federal banking agencies’ regulations issued thereunder. Under the CRA, all banks and thrifts have a continuing and affirmative obligation, consistent with its safe and sound operation to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA.

The CRA requires a depository institution’s primary federal regulator, in connection with its examination of the institution, to assess the institution’s record of assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency’s assessment of the institution’s record is made available to the public. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the records of each subsidiary depository institution of the applicant bank holding company, and such records may be the basis for denying the application.

The evaluation system used to judge an institution’s CRA performance consists of three tests: (1) a lending test; (2) an investment test; and (3) a service test. Each of these tests will be applied by the institution’s primary federal regulator taking into account such factors as: (i) demographic data about the community; (ii) the institution’s capacity and constraints; (iii) the institution’s product offerings and business strategy; and (iv) data on the prior performance of the institution and similarly-situated lenders.

In addition, a financial institution will have the option of having its CRA performance evaluated based on a strategic plan of up to five years in length that it had developed in cooperation with local community groups. In order to be rated under a strategic plan, the institution will be required to obtain the prior approval of its federal regulator.

The interagency CRA regulations provide that an institution evaluated under a given test will receive one of five ratings for the test: (1) outstanding; (2) high satisfactory; (3) low satisfactory; (4) needs to improve; and (5) substantial noncompliance. An institution will receive a certain number of points for its rating on each test, and the points are combined to produce an overall composite rating. Evidence of discriminatory or other illegal credit practices would adversely affect an institution’s overall rating. As a result of the Bank’s most recent CRA examination, the Bank received a “satisfactory” CRA rating.

Commercial Real Estate Lending and Concentrations

On December 12, 2006, the federal bank regulatory agencies published final guidance on

“Concentration in Commercial Real Estate Lending, Sound Risk Management Practices” (the “Guidance”). This Guidance is intended to remind financial institutions that strong risk management practices and appropriate levels of capital are important elements of a sound commercial real estate (“CRE”) lending program. The Guidance does not establish specific CRE lending limits. CRE loans include those loans with risk profiles sensitive to the condition of the general CRE market. CRE loans are: land development and construction loans (including 1- to 4-family residential and commercial construction loans), other land loans, loans secured by multifamily property, and nonfarm nonresidential property where the primary source of repayment is derived from rental income associated with the property (that is, loans for which 50% or more of the source of repayment comes from third party, nonaffiliated, rental income) or the proceeds of the sale, refinancing, or permanent financing of the property.

Although the Guidance does not define a CRE concentration, it does describe the criteria that the regulatory agencies will use as high-level indicators to identify institutions potentially exposed to CRE concentration risk. Financial institutions may be identified for further supervisory analysis of the level and nature of its CRE concentration risk if it has experienced rapid growth in CRE lending, has notable exposure to a specific type of CRE, or is approaching or exceeds the following supervisory criteria:

•	Total reported loans for construction, land development, and other land represent 100% or more of the institution’s total capital; or

•

Total CRE loans represent 300% or more of the institution’s total capital, and the outstanding balance of the institution’s CRE loan portfolio has increased by 50% or more during the previous 36 months.

Where these criteria are identified, a financial institution will need to implement enhanced strategic planning, CRE underwriting policies, risk management and internal controls, portfolio stress testing, risk exposure limits, and other policies, including management compensation and incentives, to address the CRE risks. Higher allowances for loan losses and capital levels may also be appropriate.

For a summary of the Company’s loan concentrations, see Note 4 and Note 15 to the consolidated financial statements attached hereto.

Monetary Policy

The results of operations of the Company and the Bank are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of the changing conditions in the foreign and national economy, as well as the effect of policies and actions taken by monetary and fiscal authorities, including the Federal Reserve, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the Company.

Anti-Terrorism Legislation

In the wake of the tragic events of September 11th, on October 26, 2001, the President signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (the “USA PATRIOT Act”) Act of 2001. Under the USA PATRIOT Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures, and controls generally require financial institutions to take reasonable steps:

•	to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

•

to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

•

to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank, and the nature and extent of the ownership interest of each such owner; and

•	to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

The USA PATRIOT Act requires financial institutions to establish anti-money laundering programs. The USA PATRIOT Act sets forth minimum standards for these programs, including:

•	the development of internal policies, procedures, and controls;

•	the designation of a compliance officer;

•	an ongoing employee training program; and

•	an independent audit function to test the programs.

In addition, the USA PATRIOT Act authorizes the Secretary of the Treasury to adopt rules increasing the cooperation and information sharing between financial institutions, regulators, and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Any financial institution complying with these rules will not be deemed to have violated the privacy provisions of the Gramm-Leach-Bliley Act, as discussed above.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) was enacted to increase corporate responsibility, provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and protect investors by improving the accuracy and reliability of disclosures pursuant to the securities laws. Sarbanes-Oxley includes important new requirements for public companies in the areas of financial disclosure, corporate governance, and the independence, composition and responsibilities of audit committees. Among other things, Sarbanes-Oxley mandates chief executive and chief financial officer certifications of periodic financial reports, additional financial disclosures concerning off-balance sheet items, and speedier transaction reporting requirements for executive officers, directors and 10% shareholders. In addition, penalties for non-compliance with the Exchange Act were heightened. SEC rules promulgated pursuant to Sarbanes-Oxley impose obligations and restrictions on auditors and audit committees intended to enhance their independence from management, and include extensive additional disclosure, corporate governance and other related rules. Sarbanes-Oxley represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a Board of Directors and Management and between a Board of Directors and its committees.

We have not experienced any significant difficulties in complying with Sarbanes-Oxley. However, we have incurred, and expect to continue to incur, significant costs in connection with compliance with Section 404 of Sarbanes-Oxley, which requires Management to undertake an assessment of the adequacy and effectiveness of our internal controls over financial reporting and which will require in 2008 our auditors to attest to, and report on, Management’s assessment and the operating effectiveness of these controls.

Allowance for Loan and Lease Losses

On December 13, 2006, the federal bank regulatory agencies released Interagency Policy Statement on the Allowance for Loan and Lease Losses (“ALLL”), which revises and replaces the banking agencies’ 1993 policy statement on the ALLL. The revised statement was issued to ensure consistency with generally accepted accounting principles (GAAP) and more recent supervisory guidance. The revised statement extends the applicability of the policy to credit unions. Additionally, the agencies issued 16 FAQs to assist institutions in complying with both GAAP and ALLL supervisory guidance.

Highlights of the revised statement include the following:

•

The revised statement emphasizes that the ALLL represents one of the most significant estimates in an institution’s financial statements and regulatory reports and that an assessment of the appropriateness of the ALLL is critical to an institution’s safety and soundness.

•

Each institution has a responsibility to develop, maintain, and document a comprehensive, systematic, and consistently applied process for determining the amounts of the ALLL. An institution must maintain an ALLL that is sufficient to cover estimated credit losses on individual impaired loans as well as estimated credit losses inherent in the remainder of the portfolio.

•

The revised statement updates the previous guidance on the following issues regarding ALLL: (1) responsibilities of the board of directors, management, and bank examiners; (2) factors to be considered in the estimation of ALLL; and (3) objectives and elements of an effective loan review system.

Competition

The banking industry is highly competitive. Banks generally compete with other financial institutions through the banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and the personal manner in which services are offered. The Bank encounters competition from most of the financial institutions in the Bank’s primary service area. In the conduct of certain areas of its banking business, the Bank also competes with credit unions, consumer finance companies, insurance companies, money market mutual funds and other financial institutions, some of which are not subject to the same degree of regulation and restrictions imposed upon the Bank.

Management believes that competitive pricing and personalized service will provide it with a method to compete effectively in the primary service area.

Proposed Legislation

Legislation is regularly considered and adopted by both the United States Congress and the Georgia General Assembly. Such legislation could result in regulatory changes and changes in competitive relationships for banks and bank holding companies. The effect of such legislation on the business of the Company and the Bank cannot be predicted.

ITEM 2.	PROPERTIES

The Company’s main offices are located at 562 Lee Street, S.W., Atlanta, Georgia 30310. The main office, which is owned by the Bank, consists of approximately 7,000 square feet, four drive-in windows and adjacent parking lot.

Banking operations are also conducted from a branch located at 2358 Cascade Road, Atlanta, Georgia 30311. This branch is owned by the Bank and has been in continuous operation since it opened in October 3, 1994. The branch is a single story building with approximately 3,000 square feet, one drive-in window and an adjacent parking lot.

The Bank maintains a branch at Hartsfield-Jackson International Airport. The Hartsfield branch has two teller windows and a customer service desk. The branch is approximately 475 square feet, and is open seven days a week. The Bank leases the space for the Hartsfield branch from the airport. With regard to the Hartsfield lease, see also Note 5 to Financial Statements, located in Item 8 of this Form 10-K, below.

The Bank maintains a branch it owns at 5674 Memorial Drive, Stone Mountain, Georgia 30083. The building is a two-story building with 4,706 square feet with a drive-in window. The Bank maintains an office it owns at 301 W. Oglethorpe Boulevard, Albany, Georgia 31707. It is a two-story building with 6,174 square feet and a drive-in window.

In January, 2003, the Bank purchased two parcels of land in downtown Savannah, Georgia, one with a 5,724 square foot building, the other across the street, an 1,820 square foot parking garage. The address for the office is 339 Martin Luther King, Jr. Boulevard, Savannah, Georgia 31401. The office opened in January, 2004 as a full-service banking location.

In July, 2004, the Bank purchased property in downtown Augusta, Georgia for a future branch site. The site contains a 5,000 square foot building previously operated as a Wachovia branch. The address is 1268 Broad Street, Augusta, Georgia 30901. The office opened in January, 2005 as a full-service banking location.

In May 2006, the Company purchased property located at 94 Peachtree Street, Atlanta, Georgia for the purpose of opening an eighth branch office. The branch opened in August 2008.

ITEM 3.	LEGAL PROCEEDINGS

The Company’s nature of business is such that it ordinarily results in a certain amount of litigation. In the opinion of management for the Company, there is no litigation, except as described below, in which the outcome will have a material effect on the consolidated financial statements:

All claims filed by the Commissioner of Insurance for the State against Capitol City Bank and Trust Company (the “Bank”), a subsidiary of Capitol City Bancshares, Inc., in the Superior Court of Fulton County, Civil Action Number 2005-CV-98868, have been adjudicated and/or settled, and no claims are pending against the Company or the Bank in this proceeding. The Bank remains a party in name only as the action has been appealed on matters involving the other named parties.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Stock Prices and Dividends

The common stock of the Company is not traded in the over-the-counter market or on any stock exchange, nor is the Company’s common stock actively traded. There is thus no established trading market for the Company’s common stock. The Company has maintained records of share prices based on actual transactions when such information has been disclosed by persons either purchasing or selling the Company’s common stock. These records reflect prices for transactions in the Company’s common stock to the best knowledge of management.

The following table reflects the high and low trades of shares of the Company for each quarterly period during the last two years based on such limited available information.

YEAR	HIGH SELLING PRICE*	LOW SELLING PRICE*
2008

First Quarter	$10.00	$10.00
Second Quarter	$10.00	$10.00
Third Quarter	$10.00	$10.00
Fourth Quarter	$10.00	$10.00

YEAR	HIGH SELLING PRICE*	LOW SELLING PRICE*
2007

First Quarter	$10.00	$10.00
Second Quarter	$10.00	$8.00
Third Quarter	$10.00	$8.00
Fourth Quarter	$10.00	$5.00

As of December 31, 2008, the Company had approximately 1,453 shareholders of record of the Company’s common stock.

Under the Financial Institutions Code of Georgia, the Bank may from time to time declare and thereupon pay dividends on its outstanding shares in cash, property or its own shares unless, after giving effect to such distribution, the Bank would not be able to pay its debts as they become due in the usual course of business or the Bank would have insufficient cash market value assets to pay liabilities to depositors and other creditors. Moreover, the Bank may declare and pay dividends in cash or property only out of the retained earnings of the Bank, the Bank may not declare and pay dividends at any time the Bank does not have paid-in capital and appropriated retained earnings equal or exceeding 20% of its capital stock, the Bank may not declare and pay dividends in excess of 50% of net profits after taxes for the previous fiscal year without the prior approval of the GDB&F. The Bank is also allowed to declare and pay dividends in authorized but unissued shares of its stock, provided there is transferred to capital stock an amount equal to the value of the shares distributed and provided further that after payment of the dividend the Bank continues to maintain required levels of paid-in capital and appropriated retained earnings. The Company paid dividends in 2007 of $.07 per share and $.08 per share in 2008.

On February 8, 2005, the Board of Directors of Capitol City Bancshares, Inc. (the “Company”) approved a 4-for-1 stock split of its common shares. The split entitled each shareholder of record at the close of business on March 1, 2005, to receive four shares for every one share of stock of the Company owned by the shareholder. The stock split was implemented and the stock was distributed in the form of a stock dividend.

The Company offered up to 1,500,000 shares of its common stock for $10.00 per share in a registered public offering. The final Prospectus was filed with the SEC on May 8, 2008 and contained the specifics of the offering. The Company sold 95,334 shares and received $953,340 into its capital account. The offering ended on February 8, 2009. The Company did not purchase any of its common stock during 2008.

Unregistered Sale of Equity Securities

None.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

General

The purpose of this discussion is to focus on information about our financial condition and results of operations which are not otherwise apparent from the consolidated financial statements included in this Annual Report. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis. Historical results of operations and any trends which may appear are not necessarily indicative of the results to be expected in future years.

Forward-Looking Statements

This annual report contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and our expectations. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislation and regulation, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of our loan or securities portfolio, demand for loan products, deposit flows, competition, demand for financial services in our market area, and accounting principles and guidelines. You should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We will not publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Summary

During 2008, we experienced growth in total assets, total interest-earning assets, total loans and total deposits. As of December 31, 2008, we reported total assets of $300.7 million, an increase of 10.2% over 2007. Total interest-earning assets increased by $28.2 million, or 11.1%, and total deposits increased by $23.4 million, or 9.5% from 2007 to 2008. Total loans increased by $33.9 million, or 17%, as compared to the same period in 2007. Net income for the year ended December 31, 2008 decreased by $2.9 million as compared to the year ended December 31, 2007, resulting in a net loss of $945,000 for the year ended December 31, 2008.

Critical Accounting Policies

We have established policies to govern the application of accounting principles in the preparation of our financial statements. Our significant accounting policies are described in Note 1 to the Consolidated Financial Statements. Certain accounting policies involve assumptions and decisions by management which may have a material impact on the carrying value of certain assets and liabilities, and the results of operations. We consider these accounting policies to be our critical accounting policies. The assumptions and decisions used by management are based on current historical data as well as other factors which are believed to be reasonable considering the circumstances.

Allowance for Loan Losses

We believe the allowance for loan losses is a critical accounting policy that requires the most significant decisions and estimates used in the preparation of our consolidated financial statements. The allowance for loan losses represents management’s estimate of probable loan losses inherent in the loan portfolio.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A substantial portion of our loan portfolio is secured by commercial real estate and residential real estate, with a concentration in church loans. The majority of those loans are secured by real estate in our primary market areas. The ultimate collectibility of a substantial portion of our loan portfolio is susceptible to changes to market conditions in our primary market areas.

Liquidity and Capital Resources

Liquidity management involves the matching of the cash flow requirements of customers who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and our ability to meet those needs. We seek to meet liquidity requirements primarily through management of federal funds sold, securities available for sale, monthly amortizing loans, and the repayment of maturing single payment loans. We also maintain relationships with correspondent banks which can provide funds on short notice.

Our liquidity and capital resources are monitored on a periodic basis by management and state and federal regulatory authorities. At December 31, 2008, our liquidity ratio was considered satisfactory. We review liquidity on a periodic basis to monitor and adjust liquidity as necessary. We have the ability to adjust liquidity by selling securities available for sale, selling participations in loans and accessing available funds through various borrowing arrangements with correspondent banks.

At December 31, 2008, our capital to asset ratios were considered adequately capitalized based on guidelines established by regulatory authorities. During 2008, our total equity decreased by $114,000. This decrease consists of net losses of $945,000, dividends paid of $225,000 and stock issuance costs of $57,000, offset by issuances of common stock of $1,012,000 and an increase in accumulated other comprehensive income, net of tax, of $101,000. At December 31, 2008, our total stockholders’ equity was $18.6 million.

The primary source of funds available to the holding company is the payment of dividends by our subsidiaries. Banking regulations limit the amount of the dividends that may be paid by our bank subsidiary without prior approval of the Bank’s regulatory agency. Currently, no dividends can be paid by the Bank to the holding company without regulatory approval. The payment of dividends is decided by the Board of Directors based on factors available to them at the time of declaration.

Banking regulations require us to maintain minimum capital levels in relation to assets. At December 31, 2008, the Company’s and Bank’s capital ratios were considered adequately capitalized based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios on a consolidated basis and for the Bank at December 31, 2008 are as follows:

	Company	Bank	Regulatory Requirements
Leverage capital ratio	7.43%	7.38%	4.00%
Risk-based capital ratios:
Tier 1 capital	8.72%	8.64%	4.00%
Total capital	9.98%	9.89%	8.00%

We are not aware of any other recommendations by the regulatory authorities, events or trends, which, if they were to be implemented, would have a material effect on our liquidity, capital resources, or operations.

Contractual Obligations and Off-Balance Sheet Commitments

The Bank, in the normal course of business, commits to extend credit in the form of letters of credit and lines of credit. The amount of outstanding loan commitments and letters of credit at December 31, 2008 and 2007 were $14.4 million and $15.2 million, respectively. Commitments to extend credit generally have fixed expiration dates or other termination provisions and may require payment of a fee. Since many of the commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The following table presents the Company’s contractual obligations as of December 31, 2008.

	Payments Due After December 31, 2008
	Total	1 Year or Less	1-3 Years	4-5 Years	After 5 Years
	(Dollars in Thousands)
Note payable	$367	$85	$170	$112	$—
Company guaranteed trust-preferred securities	3,403	—	—	—	3,403

Total contractual cash obligations	$3,770	$85	$170	$112	$3,403

We did not have any material commitments for capital expenditures at December 31, 2008.

Effects of Inflation

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset-liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see the “Asset/Liability Management” section.

BALANCE SHEETS

Total assets increased approximately $27.7 million or 10.2% from 2007 to 2008 compared to an increase of $22.9 million for the year ended December 31, 2007. The most significant increase was in total loans which increased by $33.9 million. Our loan to deposit ratio was 86.5% at December 31, 2008 compared to 80.9% at December 31, 2007.

The increase in assets was funded primarily by an increase in deposits of $23.4 million or 9.5% as compared to a $19.7 million increase in 2007. The increase was made up of an increase in interest-bearing deposits of $22.0 million and an increase in noninterest-bearing deposits of $1.3 million. Time deposits of $100,000 or more increased during this same time period by $1.5 million, to $54.6 million. Noninterest-bearing deposits accounted for 11.9% and 12.4% of total deposits at December 31, 2008 and 2007, respectively. Brokered certificates of deposit increased $4.9 million to $31.6 million as of December 31, 2008.

Average total assets increased $28.9 million from 2007 to 2008. Average interest-earning assets increased $20.4 million from 2007 to 2008, including an increase in average total loans of $36.3 million, offset by a decrease in taxable securities of $6.7 million. Average interest-bearing liabilities increased during the same period by $27.4 million from $210.0 to $237.4 million. These increases in average balances for the year ended December 31, 2008 reflect steady and consistent growth during the year. The increase in average total assets and loans for the year reflect increases of 10.9% and 16.5%, respectively. Comparison of average balances indicates a pattern of sustained growth for the year.

The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market areas, general real estate market deterioration, interest rate fluctuations, deteriorated collateral, title defects, inaccurate appraisals, and financial deterioration of borrowers. Construction and development lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in our market areas have remained stable.

We constantly attempt to reduce economic and credit risks not only by adherence to loan to value guidelines, but also by investigating the creditworthiness of our borrowers and monitoring the borrower’s financial position. Also, we periodically review our lending policies and procedures to insure that we are complying with external rules and regulations as well as internal policies. State banking regulations limit exposure by prohibiting secured loan relationships that exceed 25% of our statutory capital and unsecured loan relationships that exceed 15% of statutory capital.

RESULTS OF OPERATIONS

Our profitability is determined by our ability to effectively manage interest income and expense, to minimize loan and securities losses, to generate noninterest income, and to control noninterest expense. Because interest rates are determined by market forces and economic conditions beyond our control, the ability to generate net interest income is dependent upon our ability to obtain an adequate spread between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities. Thus, the key performance measure for net interest income is the interest margin or net yield, which is net interest income divided by total average interest-earning assets. Interest-earning assets consist of interest-bearing deposits at other financial institutions, loans, securities, and federal funds sold. Interest-bearing liabilities consist of interest-bearing deposits, note payable, securities sold under repurchase agreements and trust preferred securities.

The yield on interest-earning assets decreased by 147 basis points to 6.89% in 2008, as compared to 8.36% in 2007. The decrease in the yield on interest-earning assets is primarily the result of the decrease in the yield on average loans of 216 basis points to 7.41% in 2008 as compared to 9.57% in 2007. Average loans represented 81.5% and 75.4% of total interest-earning assets at December 31, 2008 and 2007, respectively. The net effect on net interest income was a decrease of $2.3 million, or 22.2% as compared to 2007. The net yield on average interest-earning assets decreased 124 basis points to 2.94% during 2008 from 4.18% during 2007. The yield on average interest-bearing liabilities decreased 35 basis points to 4.49% in 2008 compared to 4.84% in 2007. Brokered deposits typically demand higher rates which has directly impacted our net interest margin. Brokered deposits are a secondary source of funding loan demand. The yield on interest-earning assets and rates paid on interest-bearing liabilities is impacted by the 400 basis point decrease in Prime Rate since December 31, 2007.

The allowance for loan losses represents an allowance for potential losses in the loan portfolio. The provision for loan losses is a charge to operations which we determine is necessary to adequately fund the allowance for loan losses. The allowance is based on a number of factors including the growth of the loan portfolio, net charge-offs incurred, past experience, and our review and evaluation of potential losses in the loan portfolio. The provision for loan losses increased for the year ended December 31, 2008 from $500,000 to $2,485,000, or by $1,985,000.

Total loan charge-offs increased by $1,039,000 from $547,000 in 2007 to $1,586,000 for the year ended 2008, and recoveries increased from $79,000 to $121,000, resulting in net charge-offs of $1,465,000 and $468,000 for the years ended December 31, 2008 and 2007, respectively. The increase in net charge-offs of $997,000 resulted in a net charge-off to average loans ratio of 0.67% in 2008 as compared to 0.26% in 2007.

Our allowance for loan loss was $4.4 million and $3.4 million at December 31, 2008 and 2007, respectively. The allowance as a percentage of total loans increased to 1.87% in 2008 as compared to 1.68% in 2007. As of December 31, 2008, there were $15.7 million of impaired loans as compared to $18.2 million in 2007. Impaired loans consist of non-accrual loans and other loans specifically identified as impaired, and we have determined that a valuation allowance of approximately $1,658,000 is required for these loans as of December 31, 2008. Due to collateral values on the underlying loans, we do not anticipate significant additional losses related to identified impaired loans. Past due loans greater than 90 days and still accruing interest decreased at December 31, 2008 as compared to 2007, from $2.1 million to $1.2 million. In addition to non-accrual loans, the Company also has foreclosed real estate, which is considered a nonperforming asset. At December 31, 2008, the balance in foreclosed real estate was $2.2 million compared to $550,000 at December 31, 2007. Foreclosed real estate consists of several pieces of property which are being carried at fair value. Management does not anticipate any significant losses related to foreclosed real estate. Considering all these circumstances and the provisions for loan losses recognized in 2008, we believe that the allowance for loan losses is adequate to cover any potential losses in the loan portfolio at December 31, 2008.

Other income increased $361,000 or 15.6% in 2008 compared to a decrease of $111,000 in 2007. Included in other income are service charges on deposit accounts which include monthly service charges on transaction accounts, insufficient funds charges, and other miscellaneous maintenance fees. The amount of service charges fluctuates with the volume of transaction accounts and the volume of NSF activity. Approximately 74% of the service charge income is generated from insufficient funds charges for the years ended December 31, 2008 and 2007. Mortgage origination income decreased by $37,000 in 2008 due to a lower volume of mortgage originations.

Other expenses increased $702,000 or 7.8% during 2008 compared to a decrease of $443,000 in 2007. This increase is primarily a result of other operating expenses increasing $444,000 compared to a decrease of $611,000 in 2007. The increase in other operating expenses is largely due to increases of $154,000 in legal fees, $74,000 in security expenses, and $22,000 in computer expenses. Salaries and benefits also increased by $131,000. The increase in salaries and benefits is due to increases in the cost of benefits and annual salary increase. The number of employees decreased in 2008 from 96 to 92. Occupancy and equipment expenses increased by $127,000. We continue to be a high volume, consumer oriented bank. This strategy continues to be beneficial to us in many ways; however, with high volume generally comes increased expenses, costs and operating losses. We closely monitor these activities and the related costs.

During 2008 and 2007, we recognized income tax expense (benefits) of $(670,000) and $1.0 million, respectively. The effective tax rate was (41%) and 34% for the years ended December 31, 2008 and 2007. We continue to invest in tax-free securities as a means of minimizing our tax expense.

SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to: the distribution of assets, liabilities and stockholders’ equity; interest rates and interest differentials; interest rate sensitivity gap ratios; the security portfolio; the loan portfolio, including types of loans, maturities and sensitivities to changes in interest rates and risk elements; summary of the loan loss experience and allowance for loan losses; types of deposits; and the return on equity and assets.

Average Balances

The condensed average balance sheets for the periods included are presented below.(1)

	December 31,
	2008	2007
	(Dollars in Thousands)
ASSETS

Cash and due from banks	$5,050	$6,754
Taxable securities	41,170	47,733
Nontaxable securities	7,824	8,014
Unrealized gains (losses) on securities available for sale	76	(509)
Federal funds sold	1,060	4,129
Loans (2)(3)	219,650	183,368
Allowance for loan losses	(3,188)	(3,235)
Other assets	17,390	13,807

	$289,032	$260,061

Total interest-earning assets	$269,551	$243,244

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing demand	$30,368	$29,859
Interest-bearing demand and savings	33,002	30,616
Time	196,689	174,957

Total deposits	260,059	235,432
Federal funds purchased	604	—
Federal Home Loan Bank advances	1,433	—
Note payable	431	585
Securities sold under repurchase agreements	1,800	448
Company guaranteed trust preferred securities	3,403	3,403
Other liabilities	2,339	2,772

Total liabilities	270,069	242,640

Stockholders’ equity (4)	18,963	17,421

	$289,032	$260,061

Total interest-bearing liabilities	$237,362	$210,009

(1)	Average balances were determined using the daily average balances.
(2)	Nonaccrual loans of $6.1 million and $5.1 million are included in the average balances of loans for 2008 and 2007, respectively.
(3)	Loans are net of deferred loan fees and unearned interest.
(4)	Includes average unrealized losses on securities available for sale, net of tax.

Interest Income and Interest Expense

The following table sets forth the amount of our interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

	Years Ended December 31,
	2008		2007
	Interest	Average Rate	Interest	Average Rate
	(Dollars in Thousands)
INTEREST INCOME:
Interest on loans(1)	$16,273	7.41%	$17,553	9.57%
Interest on deposits in banks	4	3.28	—	—
Interest on taxable securities	2,000	4.85	2,273	4.76
Interest on nontaxable securities(2)	281	3.59	310	3.87
Interest on federal funds sold	28	2.66	204	4.95

Total interest income	18,586	6.89	20,340	8.36

INTEREST EXPENSE:
Interest on interest-bearing demand and savings deposits	768	2.33%	856	2.80%
Interest on time deposits	9,560	4.86	8,921	5.10
Interest on federal funds purchased	31	5.18	—	—
Interest on Federal Home Loan Bank advances	34	2.36	—	—
Interest on note payable	7	1.66	60	10.19
Interest on securities sold under repurchase agreements	24	1.36	27	5.96
Interest on company guaranteed trust preferred securities	240	7.04	300	8.82

Total interest expense	10,664	4.49	10,164	4.84

NET INTEREST INCOME	$7,922		$10,176

Net interest spread		2.40%		3.52%

Net yield on average interest-earning assets		2.94%		4.18%

(1)	Interest on loans includes approximately $1.3 million and $1.2 million of loan fee income for the years ended December 31, 2008 and 2007.
(2)	Yields on nontaxable securities are not presented on a tax-equivalent basis.

Rate and Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

	2008 vs. 2007 Changes Due To:
	Rate	Volume	Increase (Decrease)
	(Dollars in Thousands)
Increase (decrease) in:
Interest on loans	$(4,383)	$3,103	$(1,280)
Interest on deposits in banks	4	—	4
Interest on taxable securities	42	(315)	(273)
Interest on nontaxable securities	(22)	(7)	(29)
Interest on federal funds sold	(68)	(108)	(176)

Total interest income	(4,427)	2,673	(1,754)

Interest on interest-bearing demand and savings deposits	(152)	64	(88)
Interest on time deposits	(433)	1,072	639
Interest on federal funds purchased	—	31	31
Interest on Federal Home Loan Bank advances	—	34	34
Interest on note payable	(40)	(13)	(53)
Interest on securities sold under repurchase agreements	(34)	31	(3)
Interest on company guaranteed trust preferred securities	(60)	—	(60)

Total interest expense	(719)	1,219	500

Net interest income	$(3,708)	$1,454	$(2,254)

Asset/Liability Management

Our objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories deposited by individuals and corporations in our primary market area.

Our asset/liability mix is monitored on a regular basis. The objective of this policy is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If our assets and liabilities were equally flexible and move concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates.

Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps and floors”) which limit the amount of changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is our intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect our liquidity position.

At December 31, 2008, our cumulative one year interest rate sensitivity gap ratio was 114%. The Company’s targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-earning assets will reprice during this period at a rate faster than our interest-bearing liabilities.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2008, as well as the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

	Within Three Months	After Three Months But Within One Year	After One Year But Within Five Years	After Five Years	Total
	(Dollars in Thousands)
Interest-earning assets:
Interest-bearing deposits	$144	$—	$—	$—	$144
Securities available for sale	367	—	1,219	46,640	48,226
Restricted equity securities	648	—	—	—	648
Loans(1)	142,038	25,382	55,032	1,695	224,147

	143,197	25,382	56,251	48,335	273,165

Interest-bearing liabilities:
Interest-bearing demand deposits and savings	30,686	—	—	—	30,686
Certificates, less than $100,000	18,725	60,660	73,279	—	152,664
Certificates, $100,000 and over	8,560	23,164	22,852	—	54,576
Federal funds purchased	1,775	—	—	—	1,775
Note payable	—	85	282	—	367
Federal Home Loan Bank advances	—	2,000	—	—	2,000
Securities sold under repurchase agreements	2,500	—	—	—	2,500
Company guaranteed trust preferred securities	—	—	—	3,403	3,403

	62,246	85,909	96,413	3,403	$247,971

Interest rate sensitivity gap	$80,951	$(60,527)	$(40,162)	$44,932

Cumulative interest rate sensitivity gap	$80,951	$20,424	$(19,738)	$25,194

Interest rate sensitivity gap ratio	2.30	0.30	0.58

Cumulative interest rate sensitivity gap ratio	2.30	1.14	0.92	1.10

(1)	Excludes nonaccrual loans of $9.3 million.

We have included all interest-bearing demand deposits and savings deposits in the three month maturity category because these deposits can be withdrawn immediately and reprice immediately. However, based on our experience, the majority of these deposits are expected to remain in the Bank regardless of interest rate movements.

We actively manage the mix of asset and liability maturities to control the effects of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on us due to the rate variability and short-term maturities of our earning assets. In particular, approximately 72% of the loan portfolio is comprised of loans that mature or reprice within one year.

SECURITIES PORTFOLIO

Types of Securities

The carrying values of securities at the dates indicated are summarized as follows:

	December 31,
	2008	2007
	(Dollars in Thousands)
U.S. Government and federal agencies (includes U.S. Treasury securities)	$43,094	$43,819
State and municipal securities	4,329	7,101
Other securities, including equity securities(1)	1,451	1,776

	$48,874	$52,696

(1)	For presentation purposes, the equity securities are not included in the maturity table below because they have no contractual date.

Maturities

The amounts of debt securities in each category as of December 31, 2008 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, (3) after five through ten years and (4) greater than ten years.

	U.S. Government and Federal Agencies (Includes U.S. Treasury Securities)		State and Municipal Securities		Other Securities
	Amount	Yield (1)	Amount	Yield (1)(2)	Amount	Yield
	(Dollars in Thousands)
One year or less	$317	4.88%	$—	—%	$—	—%
After one through five years	—	—	1,219	3.87	—	—
After five through ten years	4,363	5.46	2,218	4.53	650	9.50
Greater than ten years	38,414	5.05	892	4.78	103	8.12

	$43,094	5.09%	$4,329	4.39%	$753	9.31%

(1)	Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security.
(2)	Yields on state and municipal securities are not stated on a tax-equivalent basis.

For the purpose of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

LOAN PORTFOLIO

Types of Loans

The amount of total loans outstanding at the indicated dates is shown in the following table according to type of loans.

	December 31,
	2008	2007
	(Dollars in Thousands)
Commercial	$27,599	$36,969
Real estate-construction	14,543	5,389
Real estate-mortgage	186,315	152,277
Consumer	5,773	5,538

	$234,230	$200,173

As of December 31, 2008 and 2007, we had made specific allocations of our allowance for loan losses to certain loans of $1,658,175 and $1,226,793, respectively. Based on our best estimate, the allocation of the remaining allowance for loan losses to types of loans, as of the indicated dates, is as follows:

	December 31, 2008		December 31, 2007
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
	(Dollars in Thousands)
Commercial	$1,585	58.48%	$807	38.03%
Real estate	533	19.65	598	28.19
Consumer	593	21.87	717	33.78

	$2,711	100.00%	$2,122	100.00%

Maturities and Sensitivities to Changes in Interest Rates

Total loans as of December 31, 2008 are shown in the following table according to maturity classifications (1) one year or less (2) after one through five years and (3) after five years.

Dollars in Thousands
2008
Commercial
One year or less	$14,289
After one through five years	12,630
After five years	680

$27,599

Construction
One year or less	$12,465
After one through five years	2,078
After five years	—

$14,543

Other
One year or less	$58,081
After one through five years	128,536
After five years	5,471

$192,088

$234,230

The following table summarizes loans at December 31, 2008 with due dates after one year which have predetermined interest rates or floating or adjustable interest rates.

Dollars in Thousands
Predetermined interest rates	$61,982
Floating or adjustable interest rates	87,413

$149,395

Risk Elements

The following table presents, at the dates indicated, the aggregate of nonperforming loans for the categories indicated.

	December 31,
	2008	2007
	(Dollars in Thousands)
Loans accounted for on a nonaccrual basis	$9,253	$4,237

Installment loans and term loans contractually past due ninety days or more as to interest or principal payments and still accruing	1,221	2,120
Loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower	—	—

Loans now current about which there are serious doubts as to the ability of the borrower to comply with present loan repayment terms (excludes nonaccrual)	6,414	14,012

A loan is placed on nonaccrual status when, in the opinion of management, the collection of interest income is considered doubtful. Interest on loans that are classified as nonaccrual is recognized when received. In some cases, where borrowers are experiencing financial difficulties, loans may be restructured to provide terms significantly different from the original contractual terms.

The reduction in interest income associated with nonaccrual loans as of December 31, 2008 is as follows:

Interest income that would have been recorded on nonaccrual loans under original terms	$805

Interest income that was recorded on nonaccrual loans	$602

In the opinion of management, any loans classified by regulatory authorities as doubtful, substandard or special mention that have not been disclosed above do not (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Any loans classified by regulatory authorities as loss have been charged off.

SUMMARY OF LOAN LOSS EXPERIENCE

The provision for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management’s opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management’s judgment in determining the amount charged to operating expense are: composition of the loan portfolio, evaluation of possible future losses, current economic conditions, past experience, and other relevant factors. The allowance for loan losses is reviewed periodically and based on management’s evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan losses adequate to cover possible loan losses on the loans outstanding.

The following table summarizes average loan balances for each year determined using the daily average balances during the year; changes in the allowance for loan losses arising from loans charged off; additions to the allowance which have been recovered or charged to operating expense; and the ratio of net charge-offs during the year to average loans.

	December 31,
	2008	2007
	(Dollars in Thousands)
Average balance of loans outstanding	$219,650	$183,368

Balance of allowance for loan losses at beginning of year	$3,349	$3,317

Charge-offs:
Installment	(203)	(59)
Commercial	(1,383)	(488)
Real estate	—	—

	(1,586)	(547)

Recoveries:
Installment	27	60
Commercial	94	19
Real estate	—	—

	121	79

Net charge-offs	(1,465)	(468)

Addition to allowance charged to operating expenses	2,485	500

Balance of allowance for loan losses	$4,369	$3,349

Ratio of net loan charge-offs to average loans	0.67%	0.26%

DEPOSITS

Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, for the year indicated is presented below.

	Years Ended December 31,
	2008		2007
	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Noninterest-bearing demand	$30,368	—%	$29,859	—%
Interest-bearing demand and savings	33,002	2.33	30,616	2.80
Time deposits	196,689	4.86	174,957	5.10

Total	$260,059	4.50%	$235,432	4.76%

The following table presents the maturities of time deposits of $100,000 or more as of December 31, 2008 for the periods indicated.

(Dollars in Thousands)
Three months or less	$8,560
Over three through twelve months	23,164
Over twelve months	22,852

Total	$54,576

RETURN ON EQUITY AND ASSETS

The following table shows return on assets, return on equity, dividend payout ratio and stockholders’ equity to assets ratio for the years indicated.

	Year Ended December 31,
	2008	2007
Return on assets (1)	(.33)%	.75%
Return on equity (2)	(4.97)	11.23
Dividend payout (3)	(16.88)	11.23
Equity to assets (4)	6.59	6.69

(1)	Net income (loss) divided by average total assets.
(2)	Net income (loss) divided by average equity.
(3)	Dividends declared per share of common stock divided by basic earnings (loss) per share.
(4)	Average equity divided by average total assets.

ITEM 8.	FINANCIAL STATEMENTS

The following consolidated financial statements of the Registrant and its subsidiaries are included on Exhibit 13.1 of this Annual Report on Form 10-K:

Report of Independent Registered Public Accounting Firm on Financial Statements

Consolidated Balance Sheets—December 31, 2008 and 2007

Consolidated Statements of Income (Loss)—December 31, 2008 and 2007

Consolidated Statements of Comprehensive Income (Loss)—December 31, 2008 and 2007

Consolidated Statements of Stockholders’ Equity—December 31, 2008 and 2007

Consolidated Statements of Cash Flows—December 31, 2008 and 2007

Notes to Consolidated Financial Statements

Independent Registered Public Accounting Firm’s Report on Supplementary Information

Consolidating Balance Sheet—December 31, 2008

Consolidating Statement of Income (Loss)—December 31, 2008

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

None.

ITEM 9A.	CONTROLS AND PROCEDURES

As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of our Chief Executive Officer and the Principal Financial and Accounting Officer, of the design and operation of our disclosure controls and procedures. Based on this evaluation, our Chief Executive Officer and Principal Financial and Accounting Officer concluded that our disclosure controls and procedures are effective.

Management’s Report on Internal Control over Financial Reporting

The management of Capitol City Bancshares, Inc. and subsidiaries is responsible for establishing and maintaining adequate internal control over financial reporting. This internal control system has been designed to provide reasonable assurance to the Company’s management and board of directors regarding the preparation and fair presentation of the Company’s published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

The management of Capitol City Bancshares, Inc. and subsidiaries has assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008. To make this assessment, we used the criteria for effective internal control over financial reporting described in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission.

This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

ITEM 9B.	OTHER INFORMATION

On January 15, 2009, the board of directors of the Company voted to increase the number of board of director positions from twelve to sixteen, effective immediately. The board of directors then elected the following individuals to fill the newly-created vacancies:

Shelby R. Wilkes

Tarlee W. Brown

John T. Harper, and

Pratap Singh.

The term of office of these new directors began immediately and will continue until the next election of the directors, which will take place at the Company’s 2009 Annual Meeting of Shareholders.

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Code of Ethics

Upon written request, the Company’s Code of Ethics Policy shall be furnished to shareholders without charge. Please direct your written request to George Andrews, Capitol City Bancshares, Inc., 562 Lee Street, S.W., Atlanta, Georgia 30311.

The remaining information required by this Item is incorporated by reference to the Company’s Definitive Proxy Statement to be filed with the Securities and Exchange Commission pursuant to Regulation 14A within 120 days after the end of the fiscal year covered by this Annual Report.

ITEM 11.	EXECUTIVE COMPENSATION

The information required by this Item is incorporated by reference to the Company’s Definitive Proxy Statement to be filed with the Securities and Exchange Commission pursuant to Regulation 14A within 120 days after the end of the fiscal year covered by this Annual Report.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The information required by this Item is incorporated by reference to the Company’s Definitive Proxy Statement to be filed with the Securities and Exchange Commission pursuant to Regulation 14A within 120 days after the end of the fiscal year covered by this Annual Report.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

The information required by this Item is incorporated by reference to the Company’s Definitive Proxy Statement to be filed with the Securities and Exchange Commission pursuant to Regulation 14A within 120 days after the end of the fiscal year covered by this Annual Report.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES

The information required by this Item is incorporated by reference to the Company’s Definitive Proxy Statement to be filed with the Securities and Exchange Commission pursuant to Regulation 14A within 120 days after the end of the fiscal year covered by this Annual Report.

PART IV

ITEM 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a)	The following documents are filed as a part of this report:

(1) Financial Statements: The consolidated balance sheets of Capitol City Bancshares, Inc., and its subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income (loss), consolidated statements of comprehensive income (loss), consolidated statements of stockholders’ equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2008, together with the related notes and the independent auditor’s report of Nichols Cauley & Associates, LLC, independent accountants.

(2) Financial Statement Schedules: All schedules are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

(3) Exhibits: A list of the Exhibits as required by Item 601 of Regulation S-K to be filed as part of this Annual Report is shown on the “Exhibit Index” filed herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on April 13, 2009.

CAPITOL CITY BANCSHARES, INC.

BY:	/s/ George G. Andrews
GEORGE G. ANDREWS, PRESIDENT AND CHIEF EXECUTIVE OFFICER

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George G. Andrews and Leon Goodrum, and each of them, his or her attorney-in-fact, each with full power of substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any amendment to this Annual Report on Form 10-K, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratifies and confirms all that said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons in the capacities indicated on April 13, 2009.

Signature	Title

/s/ George G. Andrews
George G. Andrews	Director, President and Chief Executive Officer

/s/ Dr. Gloria Campbell-D’Hue
Dr. Gloria Campbell-D’Hue	Director

/s/ Leon Goodrum
Leon Goodrum	Chairman

/s/ Agnes H. Harper
Agnes H. Harper	Director

/s/ Charles W. Harrison
Charles W. Harrison	Director

[REMAINING SIGNATURES ON NEXT PAGE]

/s/ Robert A. Holmes
Robert A. Holmes	Director

/s/ Moses M. Jones
Moses M. Jones	Director

/s/ Marian S. Jordan
Marian S. Jordan	Director

/s/ Elvin Mitchell, Sr.
Elvin Mitchell, Sr.	Director

/s/ Roy W. Sweat
Roy W. Sweat	Director

/s/ William Thomas
William Thomas	Director

/s/ Cordy T. Vivian
Cordy T. Vivian	Director

/s/ Shelby Wilkes
Shelby Wilkes	Director

/s/ Tarlee W. Brown
Tarlee W. Brown	Director

/s/ John T. Harper
John T. Harper	Director

/s/ Pratap Singh
Pratap Singh	Director

/s/ Tatina Brooks
Tatina Brooks	Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Document Description
2.1	Plan of Reorganization and Agreement of Merger, dated April 14, 1998, by and between Capitol City Bancshares, Inc., Capitol City Bank and Trust, and Capitol City Interim, Inc., which Agreement is included as Appendix “A” to the Proxy Statement included in this Registration Statement filed by Registrant on Form S-4 on September 30, 1998, Registration No. 333-64789 (incorporated by reference as Exhibit 2.1 to the Registrant’s 10-KSB filed on March 31, 1999).

3.1	Articles of Incorporation of Registrant (incorporated by reference as Exhibit 3.1 to the Registrant’s 10-KSB filed on March 31, 1999).

3.1(A)	Amendment to the Articles of Incorporation of Registrant (incorporated by reference as Exhibit 3.1(A) to the Registrant’s Annual Report on Form 10-KSB filed on March 31, 2005).

3.1(B)	Articles of Amendment to the Articles of Incorporation of the Registrant filed February 9, 2008 (incorporation by referenced as Exhibit 3.1(B) to the Registrant’s Current Report on Form 8-K filed on February 15, 2008).

3.1(C)	Articles of Amendment to the Articles of Incorporation of the Registrant filed February 12, 2008 (incorporation by referenced as Exhibit 3.1(C) to the Registrant’s Current Report on Form 8-K filed on February 15, 2008).

3.1(D)	Articles of Amendment to the Articles of Incorporation of the Registrant filed February 15, 2008 (incorporation by referenced as Exhibit 3.1(D) to the Registrant’s Current Report on Form 8-K filed on February 15, 2008).

3.2	Bylaws of Registrant (incorporated by reference as Exhibit 3.2 to the Registrant’s 10-KSB filed on March 31, 1999).

10.1	Capitol City Bancshares, Inc. Stock Option Plan, executed July 13, 1999 (filed as Exhibit 10.1 to Capitol City Bancshares, Inc. Annual Report on Form 10-KSB, filed with the Commission on March 30, 2000 and incorporated herein by reference).

10.2	Stock Option Agreement under the Capitol City Bancshares, Inc. Stock Option Plan between Capitol City Bancshares, Inc. and George Andrews, executed July 13, 1999 (filed as Exhibit 10.2 to Capitol City Bancshares, Inc. Annual Report on Form 10-KSB, filed with the Commission on March 30, 2000 and incorporated herein by reference).

10.3	Stock Option Agreement under the Capitol City Bancshares, Inc. Stock Option Plan between Capitol City Bancshares, Inc. and J. Al Cochran, executed July 13, 1999 that is a sample of the option agreements issued to all directors (filed as Exhibit 10.3 to Capitol City Bancshares, Inc. Annual Report on Form 10-KSB, filed with the Commission on March 30, 2000 and incorporated herein by reference).

13.1	Consolidated Financial Statements.

21.1	Subsidiaries of the Company.

23.1	Consent of Nichols Cauley & Associates, LLC

24.1	Power of Attorney (on signature page).

31.1	Certification of the Registrant’s Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of the Registrant’s Principal Financial and Accounting Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	18 U.S.C. Section 1350 Certifications of the Registrant’s Chief Executive Officer and Principal Financial and Accounting Officer.

EXHIBIT 13.1

CAPITAL CITY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Financial Report

December 31, 2008

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2008

NICHOLS, CAULEY & ASSOCIATES, LLC
A Professional Services Firm of:	REPLY TO:
Certified Public Accountants	2970 Clairmont RD NE
Certified Internal Auditors	Atlanta, Georgia 30329-4440
Certified Financial Planners®	800-823-1224
Certified Valuation Analysts ____________________	FAX 404-214-1302 atlanta@nicholscauley.com
Atlanta — Clarkesville — Dublin — Lake Oconee — Warner Robins
www.nicholscauley.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of Capitol City Bancshares, Inc. and its wholly owned subsidiaries, Capitol City Bank & Trust and Capitol City Home Loans, Inc., as of December 31, 2008 and 2007, and the related consolidated statements of income (loss), other comprehensive income (loss), stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol City Bancshares, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Atlanta, Georgia
March 31, 2009

except for Note 8, as to which the date is April 13, 2009

1

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2008 AND 2007

	2008	2007
Assets
Cash and due from banks	$4,150,450	$5,557,711
Interest-bearing deposits at other financial institutions	144,263	74,895
Federal funds sold	—	1,953,000
Securities available for sale	48,225,611	52,223,806
Restricted equity securities, at cost	647,700	471,900

Loans, net of unearned income	233,400,468	199,488,088
Less allowance for loan losses	4,368,690	3,349,052

Loans, net	229,031,778	196,139,036

Premises and equipment, net	10,412,721	10,432,908
Foreclosed real estate	2,220,082	550,278
Other assets	5,836,667	5,557,103

Total assets	$300,669,272	$272,960,637

Liabilities and Stockholders' Equity

Liabilities:
Deposits:
Noninterest-bearing	$31,998,612	$30,654,203
Interest-bearing	237,926,429	215,905,776

Total deposits	269,925,041	246,559,979
Federal funds purchased	1,775,000	—
Note payable	367,000	452,000
Federal Home Loan Bank advances	2,000,000	—
Securities sold under repurchase agreements	2,500,000	1,000,000
Company guaranteed trust preferred securities	3,403,000	3,403,000
Other liabilities	2,062,903	2,795,643

Total liabilities	282,032,944	254,210,622

Commitments and contingencies

Stockholders’ equity
Series A cumulative, non voting preferred stock, 10,000 shares authorized; par value $100, 10,000 shares issued and outstanding	1,000,000	1,000,000
Common stock, 20,000,000 shares authorized; par value $1.50, 2,307,853 and 2,191,608 issued and outstanding, respectively	3,461,780	3,287,412
Surplus	3,166,691	2,385,840
Retained earnings	10,869,656	12,040,145
Accumulated other comprehensive income	138,201	36,618

Total stockholders’ equity	18,636,328	18,750,015

Total liabilities and stockholders’ equity	$300,669,272	$272,960,637

See Notes to Consolidated Financial Statements.

2

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
Interest income:
Loans, including fees	$16,272,984	$17,552,563
Deposits in banks	4,378	—
Securities:
Taxable	1,999,520	2,273,264
Nontaxable	280,575	309,955
Federal funds sold	28,238	204,306

Total interest income	18,585,695	20,340,088

Interest expense:
Deposits	10,327,415	9,777,254
Other borrowings	336,435	386,385

Total interest expense	10,663,850	10,163,639

Net interest income	7,921,845	10,176,449
Provision for loan losses	2,485,000	500,000

Net interest income after provision for loan losses	5,436,845	9,676,449

Other income:
Service charges on deposit accounts	1,883,106	2,008,523
Other fees and commissions	65,298	71,815
Mortgage origination income	—	37,461
Gain on sales of foreclosed real estate	546,452	232,876
Other operating income	181,157	197,261

Total other income	2,676,013	2,547,936

Other expenses:
Salaries and employee benefits	4,335,541	4,204,495
Occupancy and equipment expenses, net	1,245,284	1,118,375
Other operating expenses	4,146,829	3,935,429

Total other expenses	9,727,654	9,258,299

Income (loss) before income taxes (benefit)	(1,614,796)	2,966,086

Income tax expense (benefit)	(669,676)	1,008,251

Net income (loss)	(945,120)	1,957,835

Preferred stock dividend	(50,000)	—

Net income (loss) available to common shareholders	$(995,120)	$1,957,835

Basic earnings (losses) per share	$(0.45)	$0.89

Diluted earnings (losses) per share	$(0.45)	$0.81

See Notes to Consolidated Financial Statements.

3

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
Net income (loss)	$(945,120)	$1,957,835

Other comprehensive income:

Unrealized holding gains arising during period, net of tax benefits of $(65,180) and $(218,250), respectively	126,526	423,661

Reclassification adjustment for (gains) losses on sale of securities, net of taxes (benefits) of $12,850 and $(917), respectively	(24,943)	1,781

Other comprehensive income	101,583	425,442

Comprehensive income (loss)	$(843,537)	$2,383,277

See Notes to Consolidated Financial Statements.

4

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2008 AND 2007

	Preferred Stock		Common Stock		Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Par Value	Shares	Par Value
Balance, December 31, 2006	—	—	2,188,352	$3,282,528	$2,358,164	$10,301,430	$(388,824)	$15,553,298
Net income	—	—	—	—	—	1,957,835	—	1,957,835
Dividends declared, $.10 per share	—	—	—	—	—	(219,120)	—	(219,120)
Issuance of common stock for ESOP	—	—	3,256	4,884	27,676	—	—	32,560
Issuance of preferred stock	10,000	1,000,000	—	—	—	—	—	1,000,000
Other comprehensive income	—	—	—	—	—	—	425,442	425,442

Balance, December 31, 2007	10,000	1,000,000	2,191,608	3,287,412	2,385,840	12,040,145	36,618	18,750,015
Net loss	—	—	—	—	—	(945,120)	—	(945,120)
Dividends declared on cumulative preferred stock	—	—	—	—	—	(50,000)	—	(50,000)
Dividends declared, $.08 per share	—	—	—	—	—	(175,369)	—	(175,369)
Issuance of common stock for ESOP	—	—	1,411	2,117	11,993	—	—	14,110
Issuance of common stock	—	—	94,834	142,251	806,089	—	—	948,340
Stock issuance costs	—	—	—	—	(57,231)	—	—	(57,231)
Exercise of stock options			20,000	30,000	20,000	—	—	50,000
Other comprehensive income	—	—	—	—	—	—	101,583	101,583

Balance, December 31, 2008	10,000	$1,000,000	2,307,853	$3,461,780	$3,166,691	$10,869,656	$138,201	$18,636,328

See Notes to Consolidated Financial Statements.

5

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
OPERATING ACTIVITIES
Net income (loss)	$(945,120)	$1,957,835
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	675,075	576,122
Provision for loan losses	2,485,000	500,000
Deferred taxes	(157,896)	(156,652)
Gain on sale of foreclosed real estate	(546,452)	(232,876)
(Gain) loss on sale of securities available for sale	(37,793)	2,698
Gain on sale of premises and equipment	(3,457)	—
(Increase) decrease in interest receivable	265,689	(262,856)
Increase (decrease) in interest payable	(141,247)	460,397
Net other operating activities	(679,630)	161,715

Net cash provided by operating activities	914,169	3,006,383

INVESTING ACTIVITIES
Purchases of securities available for sale	(50,881,678)	(17,863,295)
Proceeds from maturities of securities available for sale	15,459,714	12,573,036
Proceeds from sales of securities available for sale	39,506,854	4,494,754
Purchases of restricted equity securities	(175,800)	—
Proceeds from sale of restricted equity securities	—	9,100
Net (increase) decrease in federal funds sold	1,953,000	(361,000)
Net increase in loans	(37,240,171)	(19,839,089)
Proceeds from sale of foreclosed real estate	387,527	1,762,917
Net (increase) decrease in interest-bearing deposits at other financial institutions	(69,368)	(40,668)
Purchase of premises and equipment	(562,675)	(1,829,326)
Purchase of premises and equipment	16,255	—

Net cash used in investing activities	(31,606,342)	(21,093,571)

FINANCING ACTIVITIES
Net increase in deposits	23,365,062	19,709,211
Net increase (decrease) in securities sold under repurchase agreement	1,500,000	(1,000,000)
Net increase in Federal Home Loan Bank advances	2,000,000	—
Net increase in federal funds purchased	1,775,000	—
Payment of dividends on preferred stock	(50,000)	—
Payment of dividends	(175,369)	(219,120)
Repayment of note payable	(85,000)	(170,000)
Proceeds from issuance of preferred stock	—	1,000,000
Proceeds from issuance of common stock from secondary stock offering	948,340
Stock issuance costs	(57,231)
Proceeds from issuance of common stock under ESOP plan	14,110	32,560
Proceeds from exercise of stock options	50,000	—

Net cash provided by financing activities	29,284,912	19,352,651

Net increase (decrease) in cash and due from banks	(1,407,261)	1,265,463

Cash and due from banks at beginning of year	5,557,711	4,292,248

Cash and due from banks at end of year	$4,150,450	$5,557,711

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$10,805,097	$9,703,243
Income taxes	$225,374	$1,287,174

NONCASH TRANSACTIONS
Principal balances of loans transferred to foreclosed real estate	$2,614,925	$3,027,653
Financed sales of foreclosed real estate	$752,496	$1,838,103

See Notes to Consolidated Financial Statements.

6

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Capitol City Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiaries, Capitol City Bank & Trust (the “Bank”) and Capitol City Home Loans. Inc. (the “mortgage company”). The Bank is a commercial bank located in Atlanta, Fulton County, Georgia with two branches located in Atlanta, one located at Hartsfield Jackson International Airport, one branch located in Stone Mountain, one branch located in Albany, one branch located in Savannah, and one branch located in Augusta, Georgia. The Bank provides a full range of banking services in its primary market areas of Fulton County and the metropolitan Atlanta area, Dougherty County, Chatham County, and Richmond County. In addition to its geographical market area, the Bank actively markets to minority groups throughout the southeastern United States. The mortgage company has offices in the Stone Mountain and Savannah branches and provides mortgage loan origination services in the same primary market areas as the Bank. The mortgage company was incorporated in 2002 and currently originates mortgage loans and brokers the loans to independent investors.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, fair market value of securities and financial instruments, the valuation of foreclosed real estate and deferred tax assets.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits at other financial institutions, federal funds sold, Federal Home Loan Bank advances, deposits and securities sold under repurchase agreements are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $698,000 and $648,000 at December 31, 2008 and 2007.

7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities

Securities, including equity securities and trust preferred securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in the statements of comprehensive income (loss), net of the related deferred tax effect. Equity securities, including restricted equity securities, without a readily determinable fair value are classified as available for sale and recorded at cost.

The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Trust preferred securities are financial instruments that combine the characteristics of both equity instruments and debt instruments. These securities are non-callable for five years or more with original maturities of 30 years or greater similar to debt instruments; however, the securities are subordinated to the issuer’s senior liabilities similar to equity instruments. As an investment, trust preferred securities offer relatively high yields when compared to other types of issues with similar maturities.

Loans

Loans are reported at their outstanding principal balances less unearned income, net deferred fees and costs on originated loans, and the allowance for loan losses. Interest income is accrued based on the outstanding principal balance.

Loan origination fees that approximate the direct cost of loans originated are recognized at the time the loan is recorded. Loan origination fees for other loans are deferred and recognized into income over the life of the loans as an adjustment of the yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans (Continued)

A loan is considered impaired when it is probable, based on current information and events; the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make changes to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard, special mention, or watch. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets. The range of estimated useful lives for premises and equipment are:

Buildings and improvements	10-40 years
Furniture and equipment	2-10 years

Foreclosed Real Estate

Foreclosed real estate acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value. Any write-down to fair value at the time of transfer to foreclosed real estate is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized, whereas costs relating to holding foreclosed real estate and subsequent adjustments to the value are expensed.

Income Taxes (Benefits)

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

The operating results of the Company and its subsidiaries are included in consolidated income tax returns.

Profit-Sharing Plan

Profit-sharing plan contributions are based on a percentage of individual employee’s salary, not to exceed the amount that can be deducted for Federal income tax purposes.

Stock-Based Compensation

At December 31, 2008, the Company has a stock-based employee/director compensation plan which is more fully described in Note 11 of the consolidated financial statements. The plan has been accounted for under the provisions of FASB Statement No. 123(R), Share-Based Payment, for the years ended December 31, 2008 and 2007 using the modified-prospective-transition method. At December 31, 2004, all outstanding options were fully vested and there were no options granted during the years ended December 31, 2008 and 2007. Therefore, there was no compensation cost related to share-based payments for the years ended December 31, 2008 and 2007.

10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and diluted potential common shares. Potential common shares consist of all outstanding stock options. Potential dilutive shares is determined using the treasury stock method.

Financial Instruments

In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Fair Values of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Since no quoted market prices exist for a significant part of the Company’s financial instruments, the fair values of such instruments have been derived based on management’s assumptions, the estimated amount and timing of future cash flows, and estimated discount rates.

The estimation methods for individual classifications of financial instruments are described in Note 18. Different assumptions could significantly affect these estimates. Accordingly, net realizable values could be materially different from the estimates presented. In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the combined Company.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Advertising

The Company expenses advertising costs as incurred. For the years ended December 31, 2008 and 2007, advertising expense was $164,065 and $279,767, respectively.

Reclassifications

Certain reclassifications have been made to the December 31, 2007 financial statements in order to be better compared to the December 31, 2008 financial statements.

11

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160 (SFAS 160), Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51. SFAS 160 changes the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. This new consolidation method significantly changes the accounting for transactions with minority interest holders. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company’s adoption of SFAS 160 during the first quarter of 2009 is not expected to have a material impact on its financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007) (SFAS 141R), Business Combinations. SFAS 141R significantly changes the accounting for business combinations in a number of areas including the treatment of contingent consideration, preacquisition contingencies, transaction costs, in-process research and development, and restructuring costs. In addition, under SFAS 141R, changes in an entity’s deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense. SFAS 141R is effective for fiscal years beginning after December 15, 2008. The Company’s adoption of SFAS 141R during the first quarter of 2009 is not expected to have a material impact on its financial condition or results of operations.

In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment to SFAS 133, intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company believes the adoption of SFAS 161 will not have a material impact on its financial statements.

In May 2008, the FASB issued FASB Statement No. 162 (SFAS 162), The Hierarchy of Generally Accepted Accounting Principles. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS 162 is effective 60 days following the SEC’s approval of the PCAOB amendments to AU section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The implementation of this standard will not have any impact on the Company’s consolidated financial statements.

In September 208, the FASB issued FSP 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation NO. 45; and Clarification of the Effective Date of FASB Statement No. 161 (FSP 133-1 and FIN 45-4). FSP 133-1 and FIN 45-4 amends and enhances disclosure requirements for sellers of credit derivatives and financial guarantees. FSP 133-1 and FIN 45-4 also clarifies that the disclosure requirements of SFAS 161 are effective for quarterly periods beginning after November 15, 2008, and fiscal years that include those periods. FSP 133-1 and FIN 45-4 is effective for reporting periods (annual or interim) ending after November 15, 2008. The implementation of FSP 133-1 and FIN 45-4 will not have a material impact on the consolidated financial position and results of operations.

12

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	RISK FACTORS

The Company’s operations are affected by various risk factors, including interest rate risk, credit risk, liquidity risk, and risk from geographic concentration in lending, real estate, marketing, and sales activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company.

The Company’s operations are significantly dependent upon economic conditions and related uncertainties.

The Company is affected, directly and indirectly, by domestic and international economic and political conditions and by governmental monetary and fiscal policies. Conditions such as inflation, recession, unemployment, volatile interest rates, real estate values, government monetary policy, international conflicts, the actions of terrorists, drought, natural disasters, and other factors beyond the Company’s control may adversely affect the results of operations. Changes in interest rates, in particular, could adversely affect the net interest income and could have many other adverse effects on operations. Adverse economic conditions also could result in an increase in loan delinquencies, foreclosures, nonperforming assets, and a decrease in the value of the property or other collateral which secures the loans, all of which could adversely affect the results of operations. The Company is particularly sensitive to changes in economic conditions and related uncertainties in Georgia because the Company derives substantially all of its loans, deposits, and other business from this area. Accordingly, the Company remains subject to the risks associated with prolonged declines in national and local economies.

The Company’s operations are dependent to a large extent on net interest income which is the difference between the interest income earned on interest-earning assets such as loans and investment securities and the interest expense paid on interest-bearing liabilities such as deposits and borrowings. Changes in the general level of interest rates can affect the net interest income by affecting the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on the interest-bearing liabilities, or interest rate spread, and the average life of the interest-earning assets and interest-bearing liabilities. Changes in interest rates also can affect the ability to originate loans; the value of the interest-earning assets, and the ability to realize gains from the sale of such assets; the ability to obtain and retain deposits in competition with other available investment alternatives; the ability of the borrowers to repay adjustable or variable rate loans. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions, and other factors beyond the Company’s control. Management believes that the estimated maturities of the interest-earning assets currently are well balanced in relation to the estimated maturities of the interest-bearing liabilities (which involve various estimates as to how changes in the general level of interest rates will impact these assets and liabilities); however, there can be no assurance that the profitability would not be adversely affected during any period of changes in interest rates.

13

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	RISK FACTORS (Continued)

The Company’s lending activities include loans secured by existing multi-family residential and commercial real estate. In addition, from time to time, the Company originates loans for the construction of multi-family residential real estate and land acquisition and development loans. Multi-family residential, commercial real estate, and construction lending generally is considered to involve a higher degree of risk than single-family residential lending due to a variety of factors, including generally larger loan balances, the dependency on successful completion or operation of the project for repayment, the difficulties in estimating construction costs and loan terms which often do not require full amortization of the loan over its term and, instead, provide for a balloon payment at stated maturity. The lending activities also include commercial business loans, loans to finance church facilities and leases to small to medium businesses, which generally are secured by various equipment, machinery, and other corporate assets, and a wide variety of consumer loans. Although commercial business loans and leases and consumer loans generally have shorter terms and higher interest rates than mortgage loans, they generally involve more risk than mortgage loans because of the nature of, or in certain cases the absence of, the collateral which secures such loans. Church loans are generally secured by church real estate and are dependent upon the cash flow of the church which is derived principally from donations.

The Company is subject to extensive federal and state governmental supervision and regulation intended primarily for the protection of depositors. In addition, the Company is subject to changes in federal and state laws, as well as changes in regulations, governmental policies and accounting principles. The effects of any such potential changes cannot be predicted, but could adversely affect the Company’s future business and operations.

The Company is subject to vigorous competition in all aspects and areas of business from banks and other financial institutions, including savings and loan associations, savings banks, finance companies, credit unions, and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, and insurance companies. The Company also competes with non-financial institutions, including retail stores that maintain their own credit programs and governmental agencies that make available low cost or guaranteed loans to certain borrowers. Certain competitors are larger financial institutions with substantially greater resources, lending limits, larger branch systems, and a wider array of commercial banking services.

The actions of the U.S. Government for the purpose of stabilizing the financial markets, or market response to those actions, may not achieve the intended effect, and the results of operations could be adversely affected.

In response to the financial issues affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, the U.S. Congress recently enacted the Emergency Economic Stabilization Act of 2008 (“EESA”). The EESA provides the U.S. Secretary of the Treasury with the authority to establish a Troubled Asset Relief Program (“TARP”) with up to $700 billion of residential or commercial mortgages and any securities, obligations, or other instruments that are based on or related to such mortgages, that in each case was originated or issued on or before March 14, 2008, as well as any other financial instrument that the U.S. Secretary of the Treasury, after consultation with the Chairman of the Federal Reserve, determines the purchase of which is necessary to promote financial market stability, which include capital injections into financial institutions.

14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	RISK FACTORS (Continued)

As part of the EESA, the Treasury Department has developed a Capital Purchase Program (“CPP”) to purchase up to $250 billion in senior preferred stock from qualifying financial institutions. The CPP was designed to strengthen the capital and liquidity positions of viable institutions and to encourage banks and thrifts to increase lending to creditworthy borrowers. The EESA also established a Temporary Liquidity Guarantee Program (“TLGP”) that gives the Federal Deposit Insurance Corporation the ability to provide a guarantee for newly-issued senior unsecured debt and non-interest bearing transaction deposit accounts at eligible insured institutions. For non-interest bearing transaction deposit accounts, a 10 basis point annual rate surcharge will be applied to direct deposit amounts in excess of $250,000. The Company has elected to participate in the transaction portion of the TLGP and applied to participate in the CPP, but decided to withdraw its application from consideration.

The U.S. Congress or federal banking regulatory agencies could adopt additional regulatory requirements or restrictions in response to the threats to the financial system and such changes may adversely affect the operations of the Company. In addition, the EESA may not have the intended beneficial impact on the financial markets or the banking industry. To the extent the market does not respond favorably to the TARP or the program does not function as intended, the Company’s prospects and results of operations could be adversely affected.

The Bank is a community bank and as such, is mandated by the Community Reinvestment Act and other regulations to conduct most of its lending activities within the geographic area where it is located. As a result, the Bank and its borrowers may be especially vulnerable to the consequences of changes in the local economy.

In addition, the Bank conducts business daily with correspondent banks. These banks are not immune to financial difficulties. Regulation F “Limitations on Interbank Liabilities” requires the Bank to establish and maintain written policies and procedures to prevent excessive exposure to any individual correspondent in relation to the financial condition of the correspondent. Actions resulting from the TLGP have reduced the risk somewhat, but the Bank will be vulnerable to the financial difficulties of its major correspondent banks.

NOTE 3.	SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2008:
U.S. Treasury securities	$299,963	$1,489	$—	$301,452
U.S. Government sponsored agencies	6,258,855	164,932	(22,969)	6,400,818
State and municipal securities	4,341,732	27,669	(40,723)	4,328,678
Mortgage-backed securities	36,312,666	200,233	(121,236)	36,391,663
Corporate bonds	—	—	—	—
Trust preferred securities	753,000	—	—	753,000

Total debt securities	47,966,216	394,323	(184,928)	48,175,611
Equity securities	50,000	—	—	50,000

Total securities	$48,016,216	$394,323	$(184,928)	$48,225,611

15

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	SECURITIES (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2007:
U.S. Treasury securities	$299,832	$5,699	$—	$305,531
U.S. Government sponsored agencies	14,495,946	95,700	(7,702)	14,583,944
State and municipal securities	7,072,759	56,788	(28,464)	7,101,083
Mortgage-backed securities	28,996,786	104,084	(171,583)	28,929,287
Corporate bonds	500,000	961	—	500,961
Trust preferred securities	753,000	—	—	753,000

Total debt securities	52,118,323	263,232	(207,749)	52,173,806
Equity securities	50,000	—	—	50,000

Total securities	$52,168,323	$263,232	$(207,749)	$52,223,806

The amortized cost and fair value of debt securities as of December 31, 2008 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due in one year or less	$299,963	$301,452
Due from one to five years	1,204,074	1,219,486
Due from five to ten years	7,089,066	7,230,598
Due after ten years	3,060,447	3,032,412
Mortgage-backed securities	36,312,666	36,391,663

	$47,966,216	$48,175,611

Securities with a carrying value of $16,078,256 and $15,452,918 at December 31, 2008 and 2007, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Proceeds from sales of securities available for sale for the years ended December 31, 2008 and 2007 totaled $39,506,854 and $4,494,754, respectively. Gross gains and losses of $144,012 and $(106,219), respectively, were realized on the sales for the year ended December 31, 2008. Gross gains and losses of $4,750 and $(7,448), respectively, were realized on the sales for the year ended December 31, 2007.

16

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	SECURITIES (Continued)

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2008 and 2007.

	Less Than Twelve Months		Twelve Months or More
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2008:
U.S. Treasury securities	$—	$—	$—	$—
U.S. Government sponsored agencies	938,294	22,969	—	—
State and municipal securities	625,396	40,723	—	—
Mortgage-backed securities	13,868,172	85,119	3,999,594	36,117

	$15,431,862	$148,811	$1,976,033	$36,117

December 31, 2007:
U.S. Treasury securities	$—	$—	$—	$—
U.S. Government sponsored agencies	—	—	3,740,625	7,702
State and municipal securities	—	—	2,140,516	28,464
Mortgage-backed securities	1,855,756	18,121	13,543,620	153,462

	$1,855,756	$18,121	$19,424,761	$189,628

At December 31, 2008, one U.S. Government sponsored agency, three state and municipal securities, and fourteen mortgage-backed securities have unrealized losses less than 12 months. As of December 31, 2008, seven mortgage-backed securities had unrealized losses that had been in an unrealized loss position for over 12 months.

At December 31, 2008, total debt securities with unrealized losses represent an aggregate depreciation of 0.94% from the Company’s amortized cost basis. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	LOANS

The composition of loans is summarized as follows:

	December 31,
	2008	2007
Commercial	$27,598,807	$36,969,000
Real estate - construction	14,543,494	5,389,000
Real estate - mortgage	186,315,258	152,277,000
Consumer	5,772,772	5,538,336

	234,230,331	200,173,336
Net deferred loan fees and costs	(829,863)	(685,248)
Allowance for loan losses	(4,368,690)	(3,349,052)

Loans, net	$229,031,778	$196,139,036

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2008	2007
Balance, beginning of year	$3,349,052	$3,317,067
Provision for loan losses	2,485,000	500,000
Loans charged off	(1,585,876)	(547,344)
Recoveries of loans previously charged off	120,514	79,329

Balance, end of year	$4,368,690	$3,349,052

The following is a summary of information pertaining to impaired loans, nonaccrual loans, and past due loans:

	As of and for the Years Ended December 31,
	2008	2007
Impaired loans without a valuation allowance	$8,873,875	$12,075,569
Impaired loans with a valuation allowance	6,793,402	6,173,416

Total impaired loans	$15,667,277	$18,248,985

Valuation allowance related to impaired loans	$1,658,175	$1,226,793

Average investment in impaired loans	$14,626,622	$11,551,800

Interest income recognized on impaired loans	$1,026,342	$590,000

Nonaccrual loans	$9,253,373	$4,237,250

Loans past due ninety days or more and still accruing	$1,221,270	$2,119,737

In the ordinary course of business, the Company has granted loans to certain related parties including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2008 are as follows:

Balance, beginning of year	$6,295,647
Advances	3,282,267
Repayments	(2,333,630)

Balance, end of year	$7,244,284

18

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2008	2007
Land	$1,346,462	$1,346,462
Buildings and improvements	8,819,048	8,815,698
Furniture and equipment	4,087,966	3,660,990
Construction in process	120,884	22,267

	14,374,360	13,845,417
Accumulated depreciation	(3,961,639)	(3,412,509)

	$10,412,721	$10,432,908

Depreciation expense was $570,064 and $508,811 for the years ended December 31, 2008 and 2007, respectively.

Leases

The Company has an operating sublease agreement for the rental of a branch banking facility at Hartsfield Jackson Atlanta International Airport. The sublease agreement covers approximately 475 square feet of space located in the main terminal of the airport. The sublessor agreed to pay all of the Company’s obligations under the sublease with the exception of the Company’s pro rata share of actual maintenance and operating costs for the Bank center (currently estimated at $25 per square foot per year). The lease calls for lease payments of $1,000 per month and has a term of five years.

The Company also has an operating lease agreement for the rental of a branch banking facility in Albany, Georgia. The lease calls for lease payments of $1,000 per month and has a lease term of four years. There is also an option to extend this lease for an additional two years at the end of this term.

The following represents the minimum monthly lease payments under noncancelable operating leases:

2009	$24,000
2010	24,000
2011	24,000
2012	6,000
2013	—

$78,000

Total rental expense for the years ended December 31, 2008 and 2007 was $54,077 and $34,475, respectively.

19

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	DEPOSITS

Deposit account balances at December 31, 2008 and 2007 are summarized as follows:

	2008	2007
Non-interest bearing	$31,998,612	$30,654,203
Interest-bearing demand	4,585,632	4,854,976
Money market	16,430,265	16,678,296
Individual savings	9,761,087	9,635,693
Time deposits $100,000 or greater	54,576,125	53,125,117
Other time deposits	152,573,320	131,611,694

	$269,925,041	$246,599,979

The scheduled maturities of time deposits at December 31, 2008 are as follows:

2009	$110,986,702
2010	58,348,116
2011	17,638,934
2012	14,792,405
2013	5,383,288

$207,149,445

At December 31, 2008 and 2007, the Company had brokered deposits of $31,647,235 and $26,745,295, respectively.

At December 31, 2008 and 2007, overdraft demand deposits reclassified to loans totaled $193,984 and $299,826, respectively.

NOTE 7.	SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2008 and 2007 were $2,500,000 and $1,000,000, respectively.

NOTE 8.	NOTE PAYABLE

The Company has a line of credit with a financial institution and the total amount available was $850,000. Under the terms of the line of credit, the Company could borrow funds during the first two years “draw period” of the agreement. During the “draw period,” interest only payments were due on a quarterly basis. Effective September 1, 2006, the Company was required to begin amortizing the loan over a ten year period maturing June 1, 2016 through equal annual principal payments and accrued interest payments due quarterly. This line of credit carries an interest rate of prime less .50%, or 2.75% at December 31, 2008. This line of credit is secured by the outstanding shares of Capitol City Bank & Trust common stock. As of December 31, 2008 and 2007, total borrowings under this line of credit were $367,000 and $452,000, respectively.

On April 10, 2009 certain terms of the line of credit were modified including the increase in the interest rate to prime plus 3.00%. The Company is required to make principal payments of $45,875 per quarter together with accrued interest.

20

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	NOTE PAYABLE (Continued)

Contractual maturities of the note payable (based on the April 10, 2009 modification) are as follows:

2009	$137,625
2010	183,500
2011	45,875

$367,000

NOTE 9.	OTHER BORROWINGS

At December 31, 2008, the Company had a federal fund line available with a correspondent bank of approximately $7,300,000, of which $1,775,000 had been drawn as of December 31, 2008. The Company had no borrowings on this line at December 31, 2007.

At December 31, 2008, the Company had a federal fund line available with a correspondent bank of $1,500,000, of which $- had been drawn as of December 31, 2008. The Company had no borrowings on this line at December 31, 2007.

At December 31, 2008, the Company had advances available from the FHLB of approximately $23,260,000. FHLB advances are secured by a lien on the Company’s FHLB stock, the Company’s deposits with the FHLB, and a blanket floating line on the Company’s loan portfolio. As of December 31, 2008 and 2007, the Company had advances outstanding with the FHLB totaling $2,000,000 and $-, respectively. As of December 31, 2008, advances bear a daily variable rate, which was 0.46% and mature on April 1, 2009.

NOTE 10.	TRUST PREFERRED SECURITIES

In 2003, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities in a private placement offering. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of the Company. The trust preferred securities can be redeemed, in whole or in part, from time to time, prior to maturity at the option of the Company on or after April 7, 2008. The sole assets of the grantor trust are the Junior Subordinated Debentures of the Company (the “Debentures”). The Debentures have the same variable interest rate of LIBOR plus 3.3% provided that the applicable interest rate could not exceed 12.5% through April 7, 2008 (8.12% at December 31, 2008). The Company had the right to defer interest payments on the Debentures up to ten consecutive semi-annual periods (five years), so long as the Company is not in default under the subordinated debentures. Interest compounds during the deferral period. No deferral period may extend beyond the maturity date.

21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	TRUST PREFERRED SECURITIES (Continued)

The preferred securities are subject to redemption, in whole or in part, upon repayment of the subordinated debentures at maturity on April 7, 2033 or their earlier redemption. The Company has the right to redeem the debentures, in whole or in part, from time to time, on or after April 7, 2008, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest.

The Company has guaranteed the payment of all distributions the Trust is obligated to make, but only to the extent the Trust has sufficient funds to satisfy those payments. The Company and the Trust believe that, taken together, the obligations of the Company under the Guarantee Agreement, the Trust Agreement, the Subordinated Debentures, and the Indenture provide, in the aggregate, a full, irrevocable and unconditional guarantee of all of the obligations of the Trust under the Preferred Securities on a subordinated basis.

The Company is required by the Federal Reserve Board to maintain certain levels of capital for bank regulatory purposes. The Federal Reserve Board determined that certain cumulative preferred securities having the characteristics of trust preferred securities qualify as minority interest, which is included in Tier 1 capital for bank and financial holding companies. In calculating the amount of Tier 1 qualifying capital, the trust preferred securities can only be included up to the amount constituting 25% of total Tier 1 capital elements (including trust preferred securities). Such Tier 1 capital treatment provides the Company with a more cost-effective means of obtaining capital for bank regulatory purposes than if the Company were to issue preferred stock.

The trust preferred securities and the related Debentures were issued on April 7, 2003. Both financial instruments bear an identical annual rate of interest at 8.12% at December 31, 2008. Distributions on the trust preferred securities are paid quarterly on January 7, April 7, July 7, and October 7 of each year, beginning July 7, 2003. Interest on the Debentures is paid on the corresponding dates. The aggregate principal amount of trust preferred certificates outstanding at December 31, 2008 and 2007 was $3,403,000. The aggregate principal amount of Debentures outstanding at December 31, 2008 and 2007 was $3,403,000.

NOTE 11.	EMPLOYEE BENEFIT PLANS

Stock-Based Compensation

The Company has a Stock Option Plan in which the Company can grant to directors, emeritus directors, and employees options for an aggregate of 638,400 shares of the Company’s common stock. For incentive stock options, the option price shall be not less than the fair market value of such shares on the date the option is granted. If the optionee owns shares of the Company representing more than 10% of the total combined voting power, then the price shall not be less than 110% of the fair market value of such shares on the date the option is granted. With respect to nonqualified stock options, the option price shall be set in the Board’s sole and absolute discretion. The option period will not exceed ten years from date of grant. Other pertinent information related to the options is as follows:

22

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	EMPLOYEE BENEFIT PLANS (Continued)

Stock-Based Compensation (Continued)

A summary of stock option activity under the Plan as of December 31, 2008 and 2007, and changes during the years then ended is presented below:

December 31, 2008	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at January 1, 2008	418,000	$2.67
Granted	—	—
Forfeited	—	—
Exercised	(20,000)	2.50

Outstanding at December 31, 2008	398,000	$2.68	1.0

Vested at December 31, 2008	398,000	$2.68	1.0

December 31, 2007	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at January 1, 2007	418,000	$2.67
Granted	—	—
Forfeited	—	—
Exercised	—	—

Outstanding at December 31, 2007	418,000	$2.67	2.0

Vested at December 31, 2007	418,000	$2.67	2.0

Cash received from option exercises for the years ended December 31, 2008 and 2007 was $50,000 and $-, respectively.

At December 31, 2008, the aggregate intrinsic value of options outstanding and exercisable was $2,912,500.

Employee Stock Purchase Plan

In 2007, the Company adopted a stock purchase plan. Under the plan, employees of the Company meeting certain eligibility requirements are eligible to participate in the plan. Participants in the plan may participate through payroll deductions which are limited to 15% of gross pay. The purchase price of the shares of common stock is based on 85% of the fair market value. The initial offering commenced on January 1, 2007. For the years ended December 31, 2008 and 2007, 1,411 and 3,256 shares, respectively, were purchased under the plan. A total of 4,667 shares have been purchased under the plan as of December 31, 2008.

23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	EMPLOYEE BENEFIT PLANS (Continued)

401(k) Profit-Sharing Plan

The Company has a 401(k) profit-sharing plan covering all employees, subject to certain minimum age and service requirements. Contributions to the plan charged to expense for the years ended December 31, 2008 and 2007 amounted to $136,629 and $110,023, respectively.

NOTE 12.	SECONDARY STOCK OFFERING

On May 8, 2008, the Company filed an S-1 registration statement for a stock offering of up to 1,500,000 shares of the Company’s common stock at a price of $10 per share. The offering will terminate on November 8, 2008 or when all 1,500,000 shares of common stock are sold, whichever occurs first. The Company had extended the offering for up to 90 days to February 8, 2009. As of December 31, 2008, the Company had sold 94,834 shares through the secondary stock offering.

NOTE 13.	INCOME TAXES

Income tax expense (benefit) consists of the following:

	Years Ended December 31,
	2008	2007
Current	$(511,780)	$1,164,903
Deferred	(157,896)	(156,652)

Income tax expense (benefit)	$(669,676)	$1,008,251

The Company’s income tax expense (benefit) differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2008	2007
Tax provision (benefit) at statutory federal rate	$(549,031)	$1,008,470
Tax-free income	(91,598)	(101,923)
Disallowed interest expense	18,733	20,411
State income tax (benefit)	(64,110)	69,384
Other items, net	16,330	11,909

Income tax expense (benefit)	$(669,676)	$1,008,251

24

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	INCOME TAXES (Continued)

The components of the net deferred tax asset, included in other assets, are as follows:

	December 31,
	2008	2007
Deferred tax assets:
Loan loss reserves	$1,417,579	$1,152,764
Nonaccrual loan interest	303,840	195,303
Reserve for other real estate	—	131,667
Other	2,093	—

	1,723,512	1,479,734

Deferred tax liabilities:
Depreciation	249,107	163,225
Securities available for sale	71,194	18,864

	320,301	182,089

Net deferred tax assets	$1,403,211	$1,297,645

NOTE 14.	EARNINGS PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per share:

	Years Ended December 31,
	2008	2007
Net income (loss) available to common shareholders	$(995,120)	$1,957,835

Weighted average number of common shares outstanding	2,218,679	2,191,344
Effect of dilutive options	226,344	215,684

Weighted average number of common shares outstanding used to calculate dilutive earnings per share	2,445,023	2,407,028

NOTE 15.	COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)

The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2008	2007
Commitments to extend credit	$11,441,000	$12,577,000
Financial standby letters of credit	2,270,000	2,064,000
Other standby letters of credit	645,000	598,000

	$14,356,000	$15,239,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies and is required in instances which the Company deems necessary.

At December 31, 2008 and 2007, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2008 and 2007.

Contingencies

The Company’s nature of business is such that it ordinarily results in a certain amount of litigation. In the opinion of management for the Company, there is no litigation in which the outcome will have a material effect on the consolidated financial statements.

26

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Fulton County, Dougherty County, Chatham County, Richmond County, metropolitan Atlanta, and to various minority groups throughout the southeastern United States. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these market areas. Eighty-one percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market areas. Included in loans secured by real estate are loans to churches in the Company’s market areas which make up twenty-four percent of the total loan portfolio. Accordingly, the ultimate collectibility of the Company’s loan portfolio is susceptible to changes in real estate conditions in the Company’s primary market areas. The other concentrations of credit by type of loan are set forth in Note 4.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s statutory capital as defined, which amounted to approximately $5,840,000 at December 31, 2008.

The Company has cash deposits with a financial institution in excess of the insured limitation of the Federal Deposit Insurance Corporation. If the financial institution were not to honor its contractual liability, the Company could incur losses. Management is of the opinion that there is no material risk because of the financial strength of the institution.

NOTE 17.	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2008, no dividends could be declared without regulatory approval.

The Company, on a consolidated basis, and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.	REGULATORY MATTERS (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined by the regulations), to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2008, the Bank met all capital adequacy requirements to which it was subject.

As of December 31, 2008, the Bank and Company’s capital amounts and ratios fall under the category of “adequately capitalized” under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum capital ratios as set forth in the following table. The Bank had an examination by the FDIC which was completed in 2008. As of the date of these financials, the regulatory authorities had held management exit meetings, but the final report has not been received. Management has implemented plans to raise additional capital to restore the Bank and Company to “well-capitalized” status.

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2008:
Total Capital to Risk Weighted Assets:
Consolidated	$24,938	9.98%	$19,997	8%	$—	N/A
Bank	$24,764	9.89%	$20,027	8%	$25,034	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$21,798	8.72%	$9,998	4%	$—	N/A
Bank	$21,620	8.64%	$10,013	4%	$15,020	6%
Tier I Capital to Average Assets:
Consolidated	$21,798	7.43%	$11,731	4%	$—	N/A
Bank	$21,620	7.38%	$11,713	4%	$14,642	5%

As of December 31, 2007:
Total Capital to Risk Weighted Assets:
Consolidated	$24,811	10.70%	$18,533	8%	$—	N/A
Bank	$24,722	10.69%	$18,552	8%	$23,126	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$21,981	9.48%	$9,276	4%	$—	N/A
Bank	$21,892	9.47%	$9,250	4%	$13,876	6%
Tier I Capital to Average Assets:
Consolidated	$21,981	8.05%	$10,918	4%	$—	N/A
Bank	$21,892	8.04%	$10,891	4%	$13,613	5%

28

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	FAIR VALUE

Financial Instruments Measures at Fair Value

On January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances. On February 12, 2008, the FASB issued Staff Position 157-2 which defers the effective date of Statement 157 for certain nonfinancial assets and liabilities to fiscal years beginning after November 15, 2008. All other provisions of Statement 157 are effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.

On October 10, 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset Is Not Active.” This FSP clarified the application of SFAS No. 157 in a market that is not active and reiterated that the results of distressed sales or forced liquidations are not determinative when measuring fair value. It emphasized that when determining fair value, the use of management’s internal assumptions concerning future cash flows discounted at an appropriate risk-adjusted interest rate is acceptable when relevant observable market data do not exist. In some situations, multiple inputs from a variety of sources may provide the best evidence of fair value. The FSP also described how the use of broker quotes should be considered when assessing the relevance of observable and unobservable inputs. The impact of this statement is minimal, as this FSP provides clarification to existing guidance.

As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1	Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities that are traded in an active exchange market, as well as certain U.S. Treasury and U.S. Government-sponsored enterprise debt securities that are highly liquid and are actively traded in over-the-counter markets.

29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	FAIR VALUE (Continued)

Financial Instruments Measures at Fair Value (Continued)

Level 2	Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Assets Measured at Fair Value on a Recurring Basis

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Available for Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds, mortgage products and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include U.S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions and certain corporate, asset backed and other securities. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

The following table presents financial assets measured at fair value on a recurring basis:

		Fair Value Measurements at December 31, 2008 Using
	Assets/ Liabilities Measured at Fair Value December 31, 2008	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available for sale securities	$48,225,611	$—	$48,225,611	$—

30

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	FAIR VALUE (Continued)

Assets Measured at Fair Value on a Recurring Basis (Continued)

Available for Sale Securities (Continued)

Gains and losses (realized and unrealized) included in earnings for the year ended December 31, 2008 as follows:

Total gains included in net loss	$37,793

Change in unrealized gains relating to assets still held at reporting date	$153,913

Assets Measured at Fair Value on a Nonrecurring Basis

Following is a description of the valuation methodologies used for instruments measured at fair value on a non-recurring basis and recognized in the accompanying balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Impaired Loans

Loan impairment is reported when full payment under the loan terms is not expected. Impaired loans are carried at the present value of estimated future cash flows using the loan’s existing rate, or the fair value of collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance. If these allocations cause the allowance for loan losses to require increase, such increase is reported as a component of the provision for loan losses. Loan losses are charged against the allowance when Management believes the uncollectibility of a loan is confirmed. During the 2008, certain impaired loans were partially charged-off or re-evaluated for impairment resulting in a remaining balance for these loans, net of specific allowances, of $14,009,102 as of December 31, 2008. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the loan impairment as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the loan impairment as nonrecurring Level 3.

The following table presents the assets and liabilities carried on the balance sheet by caption and by level within the FAS No. 157 valuation hierarchy (as described above) as of December 31, 2008, for which a nonrecurring change in fair value has been recorded during the year ended December 31, 2008.

	Carrying value at December 31, 2008
	Total	Level 1	Level 2	Level 3
Impaired loans	$14,009,102	$—	$—	$14,009,102

31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	FAIR VALUE (Continued)

Fair Value Option

In February, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115. SFAS No. 159 allows companies to report selected financial assets and liabilities at fair value. The changes in fair value are recognized in earnings and the assets and liabilities measured under this methodology are required to be displayed separately on the balance sheet. While SFAS No. 159 became effective for the Company beginning January 1, 2008, the Company has not elected the fair value option that is offered by this statement.

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash, Due From Banks, Interest-bearing Deposits at Other Financial Institutions and Federal Funds Sold: The carrying amount of cash, due from banks, interest-bearing deposits at other financial institutions, and federal funds sold approximates fair value.

Securities: Fair value of securities is based on available quoted market prices. The carrying amount of equity securities with no readily determinable fair value approximates fair value.

Loans: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

Deposits: The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Federal Funds Purchased: The carrying amount of federal funds purchased approximates fair value.

Federal Home Loan Bank Advances and Note Payable: The carrying amount of variable rate Federal Home Loan Bank advances and notes payable approximate fair value.

32

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	FAIR VALUE (Continued)

Fair Value Option

Securities Sold Under Repurchase Agreements: The carrying amount of securities sold under repurchase agreements approximates their fair value.

Trust Preferred Securities: The fair value of the Company’s variable rate trust preferred securities approximates the carrying value.

Accrued Interest: The carrying amount of accrued interest approximates their fair value.

Off-Balance Sheet Instruments: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

The carrying amount and fair value of the Company’s financial instruments were as follows:

	December 31, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, interest-bearing deposits at other financial institutions, and federal funds sold	$4,294,713	$4,294,713	$7,585,606	$7,585,606
Securities	48,873,311	48,873,311	52,695,706	52,695,706
Loans, net	229,031,778	228,913,000	196,139,036	195,337,000
Accrued interest receivable	3,029,254	3,029,254	3,294,943	3,294,943

Financial liabilities:
Deposits	269,925,041	272,630,000	246,559,979	247,434,168
Federal funds purchased	1,775,000	1,775,000	—	—
Note payable	367,000	367,000	452,000	452,000
Federal Home Loan Bank advances	2,000,000	2,000,000	—	—
Securities sold under repurchase agreements	2,500,000	2,500,000	1,000,000	1,000,000
Company guaranteed trust preferred securities	3,403,000	3,403,000	3,403,000	3,403,000
Accrued interest payable	1,960,374	1,960,374	2,101,621	2,101,621

33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19.	SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2008	2007
Security	$444,306	$370,040
Computer expenses	989,798	967,544
Legal fees	181,865	27,474
Audit and professional fees	589,342	720,424
Telephone expenses	260,917	268,516

NOTE 20.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income and cash flows of Capitol City Bancshares, Inc., as of and for the years ended December 31, 2008 and 2007:

CONDENSED BALANCE SHEETS

	2008	2007
Assets
Cash	$210,202	$64,524
Investment in subsidiaries	21,811,868	21,993,173
Investment in trust preferred securities	103,000	103,000
Securities available for sale	50,000	50,000
Other assets	302,103	469,424

Total assets	$22,477,173	$22,680,121

Other liabilities	$70,845	$75,106
Note payable	367,000	452,000
Company guaranteed trust preferred securities	3,403,000	3,403,000
Stockholders’ equity	18,636,328	18,750,015

Total liabilities and stockholders’ equity	$22,477,173	$22,680,121

34

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME (LOSS)

	2008	2007
Income
Interest income	$15,737	$9,046
Dividends from bank subsidiary	800,000	1,237,514

Total income	815,737	1,246,560

Expense
Interest expense	246,899	359,669
Other expenses	456,686	471,267

Total expenses	703,585	830,936

Income (loss) before income tax benefit and equity in undistributed income (loss) of subsidiaries	112,152	415,624

Income tax benefit	256,456	309,646

Income before equity in undistributed income (loss) of subsidiaries	368,608	725,270

Equity in undistributed income of subsidiaries or (distributions in excess of earnings)	(1,313,728)	1,232,565

Net income (loss)	$(945,120)	$1,957,835

35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2008	2007
Operating activities
Net income (loss)	$(945,120)	$1,957,835
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Equity in undistributed income of subsidiaries) or distributions in excess of earnings	513,728	(2,470,079)
Net other operating activities	163,060	(273,110)

Net cash used in operating activities	(268,332)	(785,354)

Investing activities
Capital contribution in bank	(1,030,840)	(1,000,000)
Capital contribution in mortgage company	—	(71,000)

Net cash used in investing activities	(1,030,840)	(1,071,000)

Financing activities
Repayment of note payable	(85,000)	(170,000)
Proceeds from issuance of preferred stock	—	1,000,000
Cash dividends received from subsidiary	800,000	1,237,514
Payment of dividends	(175,369)	(219,120)
Payment of dividends on preferred stock	(50,000)	—
Proceeds from issuance of common stock under secondary stock offering	948,340	—
Stock issuance costs	(57,231)	—
Proceeds from issuance of common stock under ESOP plan	14,110	32,560
Proceeds from exercise of stock options	50,000	—

Net cash provided by financing activities	1,444,850	1,880,954

Net increase in cash	145,678	24,600

Cash at beginning of year	64,524	39,924

Cash at end of year	$210,202	$64,524

36

NICHOLS, CAULEY & ASSOCIATES, LLC
A Professional Services Firm of:	REPLY TO:
Certified Public Accountants	2970 Clairmont RD NE
Certified Internal Auditors	Atlanta, Georgia 30329-4440
Certified Financial Planners®	800-823-1224
Certified Valuation Analysts ____________________	FAX 404-214-1302 atlanta@nicholscauley.com
Atlanta — Clarkesville — Dublin — Lake Oconee — Warner Robins
www.nicholscauley.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

REPORT ON SUPPLEMENTAL INFORMATION

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

Our report on our audit of the basic consolidated financial statements of Capitol City Bancshares, Inc. and Subsidiaries for the year ended December 31, 2008 appears on page 1. The audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The accompanying supplementary information as listed in the table of contents for the year ended December 31, 2008, is presented for the purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

Atlanta, Georgia
March 31, 2008

37

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2008

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Assets
Cash and due from banks	$4,150,450	$210,202	$31,082	$(241,284)	$4,150,450
Interest-bearing deposits at other financial institutions	144,263	—	—	—	144,263
Securities available for sale	48,072,611	153,000	—	—	48,225,611
Investment in subsidiaries	—	21,811,868	—	(21,811,868)	—
Restricted equity securities, at cost	647,700	—	—	—	647,700
Loans, net of unearned income	233,400,468	—	—	—	233,400,468
Less allowance for loan losses	4,368,690	—	—	—	4,368,690

Loans, net	229,031,778	—	—	—	229,031,778

Premises and equipment, net	10,395,206	—	17,515	—	10,412,721
Other real estate owned	2,220,082	—	—	—	2,220,082
Other assets	5,528,597	302,103	5,967		5,836,667

Total assets	$300,190,687	$22,477,173	$54,564	$(22,053,152)	$300,669,272

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$32,225,726	$—	$—	$(227,114)	$31,998,612
Interest-bearing	237,926,429	—	—		237,926,429

Total deposits	270,152,155	—	—	(227,114)	269,925,041
Federal funds purchased	1,775,000	—	—	—	1,775,000
Note payable	—	367,000	—	—	367,000
Federal Home Loan Bank advances	2,000,000	—	—	—	2,000,000
Securities sold under repurchase agreements	2,500,000	—	—	—	2,500,000
Company guaranteed trust preferred securities	—	3,403,000	—	—	3,403,000
Other liabilities	2,005,997	70,845	231	(14,170)	2,062,903

Total liabilities	278,433,152	3,840,845	231	(241,284)	282,032,944

Stockholders’ equity
Preferred stock	—	1,000,000	—	—	1,000,000
Common stock	3,192,528	3,461,780	341,000	(3,533,528)	3,461,780
Capital surplus	20,171,186	3,166,691	—	(20,171,186)	3,166,691
Retained earnings (accumulated deficit)	(1,744,380)	10,869,656	(286,667)	2,031,047	10,869,656
Accumulated other comprehensive income	138,201	138,201		(138,201)	138,201

Total stockholders’ equity	21,757,535	18,636,328	54,333	(21,811,868)	18,636,328

Total liabilities and stockholders’ equity	$300,190,687	$22,477,173	$54,564	$(22,053,152)	$300,669,272

See Independent Registered Public Accounting Firm’s Report on Supplemental Information

38

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF INCOME (LOSS)

YEAR ENDED DECEMBER 31, 2008

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Interest income
Loans, including fees	$16,272,984	$—	$—	$—	$16,272,984
Deposits in banks	4,378	—	—	—	4,378
Securities:
Taxable	1,983,783	15,737	—	—	1,999,520
Nontaxable	280,575	—	—	—	280,575
Federal funds sold	28,238	—	—	—	28,238
Dividends from bank subsidiary	—	800,000		(800,000)	—

Total interest income	18,569,958	815,737	—	(800,000)	18,585,695

Interest expense
Deposits	10,327,415	—	—	—	10,327,415
Other borrowings	89,536	246,899	—	—	336,435

Total interest expense	10,416,951	246,899	—	—	10,663,850

Net interest income (loss)	8,153,007	568,838	—	(800,000)	7,921,845
Provision for loan losses	2,485,000	—	—	—	2,485,000

Net interest income (loss) after provision for loan losses	5,668,007	568,838	—	(800,000)	5,436,845

Other income
Service charges on deposit accounts	1,883,106	—	—	—	1,883,106
Other fees and commissions	65,298	—	—	—	65,298
Gain on sales of other real estate owned	546,452	—	—	—	546,452
Other operating income	181,157	—	—		181,157

Total other income	2,676,013	—	—	—	2,676,013

Other expenses
Salaries and employee benefits	4,335,444	—	97	—	4,335,541
Occupancy and equipment expenses, net	1,235,316	—	9,968	—	1,245,284
Other operating expenses	3,684,398	456,686	5,745	—	4,146,829

Total other expenses	9,255,158	456,686	15,810	—	9,727,654

Loss before equity in undistributed income (loss) of subsidiaries	(911,138)	112,152	(15,810)	(800,000)	(1,614,796)

Loss and distributions in excess of earnings of subsidiaries	—	(1,313,728)	—	1,313,728	—

Loss before income tax benefit	(911,138)	(1,201,576)	(15,810)	513,728	(1,614,796)

Income tax benefit	(407,252)	(256,456)	(5,968)	—	(669,676)

Net loss	$(503,886)	$(945,120)	$(9,842)	$513,728	$(945,120)

See Independent Registered Public Accounting Firm’s Report on Supplemental Information

39

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K/A

Amendment No. 1

☒	Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934 (Fee Required)

For the fiscal year ended December 31, 2008

☐	Transition Report under Section 13 or 15(d) of the Securities Exchange Act of 1934 (No Fee Required)

For the transition period from              to

Commission File No. 000-25227

CAPITOL CITY BANCSHARES, INC.

(Name of Issuer as Specified in Its Charter)

Georgia	58-1994305
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

562 Lee Street, S.W. Atlanta, Georgia	30311
(Address of Principal Executive Offices)	(Zip Code)

(404) 752-6067

Issuer’s Telephone Number, Including Area Code

Securities registered pursuant to Section 12(b) of the Act: None.

Securities registered pursuant to Section 12(g) of the Act:

COMMON STOCK, $1.50 PAR VALUE

(Title of Class)

Name of each exchange on which registered: None.

Indicate by check mark whether the registrant is a well-known seasoned issuer as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for past 90 days.    Yes   ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company,” in Rule 12b 2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Smaller reporting company ☒	Non-accelerated filer (Do not check if a smaller reporting company) ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b 2 of the Act of 1934).

Yes   ☐    No  ☒

State the aggregate market value of the voting stock held by non-affiliates computed by reference to the price at which the stock was last sold, or the average bid and asked prices of such stock, as of June 30, 2008: $15,957,490.00 (based on the stock price of $10.00 as of that date).

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date: 2,307,853 shares of $1.50 par value common stock as of March 23, 2009.

DOCUMENTS INCORPORATED BY REFERENCE

Registrant’s definitive Proxy Statement, which is to be filed with the Securities and Exchange Commission pursuant to Regulation 14A not later than 120 days after the end of the fiscal year covered by this 10-K Annual Report, is incorporated by reference into Part III of this 10-K/A Annual Report.

EXPLANATORY NOTE

Agnes H. Harper resigned from the board of directors of Capitol City Bancshares, Inc. effective December 31, 2008. As a result, Capitol City Bancshares, Inc. hereby amends its Annual Report on Form 10-K, filed on April 14, 2009 (“Original Filing”), to remove Agnes N. Harper’s name from the list of directors who signed the Original Filing and to revise Item 9B in the Original Filing by adding the language contained in the immediately following paragraph labeled “Item 9B. Other Information”. Except for these amendments, this Form 10-K/A does not modify or update other disclosures in, or exhibits to, the Original Filing.

Item 9B.	OTHER INFORMATION

Effective December 31, 2008, Agnes H. Harper resigned from the board of directors of Capitol City Bancshares, Inc.

SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George G. Andrews and Leon Goodrum, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form 10-K, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1934, this report has been signed by the following persons in the capacities indicated on April 13, 2009.

/s/ George G. Andrews
George G. Andrews	Director, President and Chief Executive Officer

/s/ Dr. Gloria Campbell-D’Hue
Dr. Gloria Campbell-D’Hue	Director

/s/ Leon Goodrum
Leon Goodrum	Chairman

/s/ Charles W. Harrison
Charles W. Harrison	Director

/s/ Robert A. Holmes
Robert A. Holmes	Director

/s/ Moses M. Jones
Moses M. Jones	Director

/s/ Marian S. Jordan
Marian S. Jordan	Director

/s/ Elvin Mitchell, Sr.
Elvin Mitchell, Sr.	Director

/s/ Roy W. Sweat
Roy W. Sweat	Director

/s/ William Thomas
William Thomas	Director

/s/ Cordy T. Vivian
Cordy T. Vivian	Director

/s/ Shelby Wilkes
Shelby Wilkes	Director

/s/ Tarlee W. Brown
Tarlee W. Brown	Director

/s/ John T. Harper
John T. Harper	Director

/s/ Pratap Singh
Pratap Singh	Director

/s/ Tatina Brooks
Tatina Brooks	Chief Financial Officer
(Principal Financial and Accounting Officer)

Part IV

Item 15.	EXHIBITS, FINANCIAL STATEMENTS AND SCHEDULES

Exhibits. See Exhibit Index immediately following certification on signature page.

Signatures

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPITOL CITY BANCSHARES, INC.

Date: April 21, 2009	By:	/s/ George G. Andrews
George G. Andrews
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
31.1	Rule 13a-14(a)/15d-14(a) Certifications of the Registrant’s Chief Executive Officer

31.2	Rule 13a-14(a)/15d-14(a) Certifications of the Registrant’s Chief Financial and Accounting Officer

32.1	Section 1350 Certifications

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 10-Q

☒	QUARTERLY REPORT UNDER SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2009

☐	TRANSITION REPORT UNDER 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Number: 000-25227

CAPITOL CITY BANCSHARES, INC.

(Exact name of small business issuer as specified in its charter)

Georgia	58 - 2452995
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

562 Lee Street, S.W., Atlanta, Georgia 30311

(Address of principal executive office)

(404) 752-6067

(Issuer’s telephone number)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check whether the issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined by Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

State the number of shares outstanding of each of the issuer’s classes of common stock, as of May 14, 2009; 2,309,553; $1.50 par value

PART I - FINANCIAL INFORMATION

ITEM I.	FINANCIAL STATEMENTS

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2009 (unaudited) and December 31, 2008

	March 31, 2009 (unaudited)	December 31, 2008
Assets
Cash and due from banks	$10,859,119	$4,150,450
Interest-bearing deposits at other financial institutions	—	144,263
Securities available for sale	49,546,219	48,225,611
Restricted equity securities, at cost	830,000	647,700

Loans, net of unearned income	233,047,304	233,400,468
Less allowance for loan losses	4,362,447	4,368,690

Loans, net	228,684,857	229,031,778

Premises and equipment, net	10,287,452	10,412,721
Foreclosed real estate	4,750,892	2,220,082
Other assets	6,275,109	5,836,667

Total assets	$311,233,648	$300,669,272

Liabilities and Stockholders’ Equity

Liabilities:
Deposits:
Noninterest-bearing	$28,957,961	$31,998,612
Interest-bearing	251,456,077	237,926,429

Total deposits	280,414,038	269,925,041
Federal funds purchased	—	1,775,000
Note payable	367,000	367,000
Federal Home Loan Bank advances	6,000,000	2,000,000
Securities sold under repurchase agreements	—	2,500,000
Company guaranteed trust preferred securities	3,403,000	3,403,000
Other liabilities	2,395,434	2,062,903

Total liabilities	292,579,472	282,032,944

Stockholders’ equity:
Series A cumulative, non voting preferred stock, par value $100, 10,000 shares authorized, issued and outstanding	1,000,000	1,000,000
Common stock, par value $1.50; 20,000,000 shares authorized; 2,309,553 and 2,307,853 shares issued and outstanding	3,464,330	3,461,780
Surplus	3,181,141	3,166,691
Retained earnings	10,846,100	10,869,656
Accumulated other comprehensive income	162,605	138,201

Total stockholders’ equity	18,654,176	18,636,328

Total liabilities and stockholders’ equity	$311,233,648	$300,669,272

The accompanying notes are an integral part of these condensed consolidated financial statements.

2

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

THREE MONTHS ENDED MARCH 31, 2009 AND 2008

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Interest income:
Loans, including fees	$3,574,983	$4,377,763
Deposits in banks	44	—
Securities:
Taxable	474,860	515,360
Nontaxable	40,880	65,958
Federal funds sold	9	20,508

Total interest income	4,090,776	4,979,589

Interest expense:
Deposits	2,616,609	2,594,996
Other borrowings	46,604	81,025

Total interest expense	2,663,213	2,676,021

Net interest income	1,427,563	2,303,568
Provision for loan losses	150,000	260,000

Net interest income after provision for loan losses	1,277,563	2,043,568

Other income:
Service charges on deposit accounts	391,159	431,708
Other fees and commissions	17,529	18,765
Gains on sales of available for sale securities, net	598,249	38,301
Other operating income	104,213	32,588

Total other income	1,111,150	521,362

Other expenses:
Salaries and employee benefits	1,037,251	1,055,197
Occupancy and equipment expenses, net	322,456	282,414
Other operating expenses	986,510	991,266

Total other expenses	2,346,217	2,328,877

Income before income taxes	42,496	236,053

Income tax expense	16,052	78,265

Net income	26,444	157,788

Preferred stock dividends	50,000	—

Net income (loss) available to common shareholders	$(23,556)	$157,788

Other comprehensive income
Unrealized gains on securities available for sale arising during period, net of tax	419,249	378,256

Reclassification adjustment for realized gains on securities available for sale arising during period, net of tax	(394,844)	—

Comprehensive income	$849	$536,044

Basic earnings per common share	$(0.01)	$0.07

Diluted earnings per common share	$(0.01)	$0.07

Cash dividends declared per share of common stock	$—	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

3

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED MARCH 31, 2009 AND 2008

(Unaudited)

	Three Months Ended March 31,
	2009	2008
OPERATING ACTIVITIES
Net income	$26,444	$157,788
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	154,511	136,879
Provision for loan losses	150,000	260,000
Net gain on sale of securities available for sale	(598,249)	(38,301)
Gain on sale of premises and equipment	(13,925)	—
Net other operating activities	(429,135)	6,794

Net cash provided by (used in) operating activities	(710,354)	523,160

INVESTING ACTIVITIES
Purchases of securities available for sale	(31,820,476)	(17,968,634)
Proceeds from sales of securities available for sale	29,098,403	10,150,449
Proceeds from maturities of securities available for sale	2,036,690	9,428,348
Purchases of restricted equity securities	(182,300)	(40,800)
Net decrease in interest-bearing deposits	144,263	34,294
Net increase in federal funds sold	—	(224,000)
Net decrease in loans	(2,023,237)	(14,990,894)
Purchase of premises and equipment	(32,367)	(118,604)
Proceeds from sale of premises and equipment	17,050	—

Net cash used in investing activities	(2,761,974)	(13,729,841)

FINANCING ACTIVITIES
Net increase in deposits	10,488,997	14,767,474
Net decrease in securities sold under repurchase agreements	(2,500,000)	(1,000,000)
Net increase in Federal Home Loan Bank advances	4,000,000	—
Net decrease in federal funds purchased	(1,775,000)	—
Dividends paid on preferred stock	(50,000)	—
Proceeds from issuance of common stock	17,000	3,530

Net cash provided by financing activities	10,180,997	13,771,004

Net increase in cash and due from banks	6,708,669	564,323

Cash and due from banks, beginning of period	4,150,450	5,557,711

Cash and due from banks, end of period	$10,859,119	$6,122,034

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$2,660,079	$2,712,654
Income taxes	$—	$—

NONCASH TRANSACTIONS
Principal balances of loans transferred to foreclosed real estate	$3,014,108	$1,582,183
Financed sales of foreclosed real estate	$483,298	$—
Change in unrealized gains on securities available for sale, net of tax	$24,404	$378,256

The accompanying notes are an integral part of these condensed consolidated financial statements.

4

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1.	BASIS OF PRESENTATION

The condensed consolidated financial information included for Capitol City Bancshares, Inc. (the “Company”), Capitol City Bank & Trust Company (the “Bank”) and Capitol City Home Loans (the “Mortgage Company”) herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods presented. These statements should be read in conjunction with the consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

The results of operations for the three month period ended March 31, 2009 are not necessarily indicative of the results to be expected for the full year.

Certain amounts reported for the periods ended December 31, 2008 and March 31, 2009 have been reclassified to conform with the presentation as of March 31, 2009. These reclassification had no effect on previously reported net income or stockholders’ equity.

NOTE 2.	EARNINGS PER COMMON SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per common share for the three months ended March 31, 2009 and 2008.

	Three Months Ended March 31,
	2009	2008
Net income	$26,444	$157,788

Weighted average common shares outstanding	2,308,849	2,191,875
Net effect of the assumed exercise of stock options based on the treasury stock method using the average market price for the period	215,684	215,684

Total weighted average common shares and common stock equivalents outstanding	2,524,532	2,407,559

5

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 3.	STOCK BASED COMPENSATION

The Company has a stock option plan in which the Company can grant to directors, emeritus directors, and employees options for an aggregate of 638,400 shares of the Company’s stock. For incentive stock options, the option price shall be not less than the fair market value of such shares on the date the option is granted. If the optionee owns shares of the Company representing more than 10% of the total combined voting power, then the price shall not be less than 110% of the fair market value of such shares on the date the option is granted. With respect to nonqualified stock options, the option price shall be set at the Board’s sole and absolute discretion. The option period for all grants will not exceed ten years from the date of grant.

At December 31, 2008, all outstanding options were fully vested and there were no options granted during the three months ended March 31, 2009 and 2008. Therefore, there was no compensation cost related to share-based payments for the three months ended March 31, 2009 and 2008.

The following table represents stock option activity for the three months ended March 31, 2009:

	Three Months Ended March 31, 2009
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Life
Options outstanding beginning of period	398,000	$2.68
Options granted	—	—
Options exercised	—	—

Options outstanding end of period	398,000	2.68	0.8 years

Outstanding exercisable end of period	398,000	2.68	0.8 years

The range of option prices for options outstanding and exercisable at March 31, 2009 was $2.50 to $3.75.

Shares available for future stock options grants to employees and directors under existing plans were 158,400 at March 31, 2009. At March 31, 2009, the aggregate intrinsic value of options outstanding and exercisable was $3.1 million.

6

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 4.	CONTINGENCIES

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s consolidated financial statements.

NOTE 5.	FAIR VALUE MEASUREMENTS

On January 1, 2008, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements. SFAS NO. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.

SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, SFAS No. 157 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

7

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5.	FAIR VALUE MEASUREMENTS (Continued)

The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis as of March 31, 2009 and December 31, 2008, aggregated by the level in the fair value hierarchy within which those measurements fall.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets as of March 31, 2009
Investment securities available for sale	$—	$49,546,219	$—	$49,546,219

Total assets at fair value	$—	$49,546,219	$—	$49,546,219

Assets as of December 31, 2008
Investment securities available for sale	$—	$48,225,611	$—	$48,225,611

Total assets at fair value	$—	$48,225,611	$—	$48,225,611

Securities classified as available-for-sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. The investments in the Company’s portfolio are generally not quoted on an exchange but are actively traded in the secondary institutional markets.

The following table presents the assets that are measured at fair value on a non-recurring basis by level within the fair value hierarchy as reported on the consolidated statements of financial position at March 31, 2009 and December 31, 2008 (dollars in thousands).

	Quoted Prices in Active Markets for Identical Securities Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Total
As of March 31, 2009
Impaired loans	$—	$—	$15,463,745	$15,463,745
Foreclosed real estate	—	—	4,750,892	4,750,892

8

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5.	FAIR VALUE MEASUREMENTS (Continued)

	Quoted Prices in Active Markets for Identical Securities Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Total
As of December 31, 2008
Impaired loans	$—	$—	$14,009,102	$14,009,102
Foreclosed real estate	—	—	2,220,082	2,220,082

Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or fair value. Fair value is measured based on the value of the collateral securing these loans and is classified at a Level 3 in the fair value hierarchy. Collateral may include real estate, or business assets including equipment, inventory and accounts receivable. The value of real estate collateral is determined based on an appraisal by qualified licensed appraisers hired by the Company. The value of business equipment is based on an appraisal by qualified licensed appraisers hired by the Company if significant, or the equipment’s net book value on the business’ financial statements. Inventory and accounts receivable collateral are valued based on independent field examiner review or aging reports. Appraised and reported values may be discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business. Impaired loans are evaluated on at least a quarterly basis for additional impairment and adjusted accordingly.

Foreclosed real estate is adjusted to fair value upon transfer of the loans to foreclosed real estate. Subsequently, foreclosed real estate is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices or appraised values of the collateral. The fair value of the collateral is based on an observable market price or a current appraised value, and therefore the foreclosed asset is recorded as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed real estate as nonrecurring Level 3.

9

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 6.	RECENT ACCOUNTING PRONOUNCEMENTS

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value Asset When the Market for That Asset is Not Active. This FASB Staff Position clarifies the application of SFAS No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 provides guidance on (1) how an entity’s own assumption should be considered when measuring fair value when relevant observable inputs do not exist, (2) how available observable inputs in a market that is not active should be considered when measuring fair value, and (3) how the use of market quotes should be considered when assessing the relevance of observable and unobservable inputs available to measure fair value. This FASB Staff Position is effective immediately. The implementation of this new accounting principle did not have a material effect on the Company’s financial position or results of operations.

In April 2009, the FASB issued FSP FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies. FSP FAS 141(R)-1 amends and clarifies SFAS 141(R) to address application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. The FSP is effective for assets and liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company does not expect the adoption of FSP FAS 141(R)-1 to have a material impact on its consolidated financial statements.

In April 2009, the FASB issued FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. FSP FAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have significantly decreased. The FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP FAS 157-4 is effective for interim and annual periods ending after June 15, 2009, and shall be applied prospectively. Earlier adoption is permitted for periods ending after March 15, 2009. The Company does not expect the adoption of FSP FAS 157-4 to have a material impact on its consolidated financial statements.

10

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 6.	RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments. FSP FAS 107-1 and APB 28-1 amends SFAS No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. In addition, the FSP amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. The FSP is effective for interim periods ending after June 15, 2009, with earlier adoption permitted for periods ending after March 15, 2009. The Company does not expect the adoption of FSP FAS 107-1 and APB 28-1 to have a material impact on its consolidated financial statements.

In April 2009, the FASB issued FSP FAS 115-1 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. FSP FAS 115-1 and FAS 124-2 amends other-than-temporary impairment guidance for debt securities to make guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities. The FSP does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. FSP FAS 115-1 and FAS 124-2 is effective for interim and annual periods ending after June 15, 2009, with earlier adoption permitted for periods ending after March 15, 2009. The Company does not expect the adoption of FSP FAS 115-1 and FAS 124-2 to have a material impact on its consolidated financial statements.

In April 2009, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 111 (SAB 111). SAB 111 amends and replaces SAB Topic 5.M. in the SAB Series entitled Other Than Temporary Impairment of Certain Investments in Debt and Equity Securities. SAB 111 maintains the SEC Staff’s previous views related to equity securities and amends Topic 5.M. to exclude debt securities from its scope. The Company does not expect the implementation of SAB 111 to have a material impact on its consolidated financial statements.

11

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 6.	RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

On February 27, 2009, the Board of Directors of the Federal Deposit Insurance Corporation (FDIC) voted to amend the restoration plan for the Deposit Insurance Fund (DIF). The Board also took action to ensure the continued strength of the insurance fund by imposing a special assessment on insured institutions of 20 basis points, implementing changes to the risk-based assessment system, and setting rates beginning the second quarter of 2009. Under the restoration plan approved last October, the Board set a rate schedule to raise the DIF reserve ratio to 1.15 percent within five years. The February 27, 2009 action extends the restoration plan horizon to seven years in recognition of the current significant strains on banks and the financial system and the likelihood of a severe recession. The amended restoration plan was accompanied by a final rule that sets assessment rates and makes adjustments that improve how the assessment system differentiates for risk. Currently, most banks are in the best risk category and pay anywhere from 12 cents per $100 of deposits to 14 cents per $100 for insurance. Under the final rule, banks in this category will pay initial base rates ranging from 12 cents per $100 to 16 cents per $100 on an annual basis, beginning on April 1, 2009. The Board adopted an interim rule imposing a 20 basis point emergency special assessment on the industry on June 30, 2009. The assessment is to be collected on September 30, 2009. The interim rule would also permit the Board to impose an emergency special assessment after June 30, 2009, of up to 10 basis points if necessary to maintain public confidence in federal deposit insurance. Comments on the interim rule on special assessments are due no later than 30 days after publication in the Federal Register. Changes to the assessment system include higher rates for institutions that rely significantly on secured liabilities, which may increase the FDIC’s loss in the event of failure without providing additional assessment revenue. Under the final rule, assessments will be higher for institutions that rely on brokered deposits but, for well-managed and well-capitalized institutions, only when accompanied by rapid asset growth. Brokered deposits combined with rapid asset growth have played a role in a number of costly failures, including some recent ones. The final rule also would provide incentives in the form of a reduction in assessment rates for institutions to hold long-term unsecured debt and, for smaller institutions, high levels of Tier 1 capital. The Company is currently evaluating the effects of these insurance increases to its financial position and results of operation.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 7.	SECONDARY STOCK OFFERING

On May 8, 2008, the Company filed an S-1 registration statement for a stock offering of up to 1,500,000 shares of the Company’s common stock at a price of $10 per share. The offering will terminate on November 8, 2008 or when all 1,500,000 shares of common stock are sold, whichever occurs first. The Company extended offering for up to 90 days to February 8, 2009. The Company sold 96,534 shares through the secondary stock offering.

NOTE 8.	FEDERAL HOME LOAN BANK ADVANCES

During the first quarter of 2009, the Company received proceeds from Federal Home Loan Bank advances of $8,360,000 and repaid advances of $4,360,000. These advances are variable rate and mature in April 2009 and March 2010.

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ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is management’s discussion and analysis of certain significant factors which have affected our financial position and operating results during the periods included in the accompanying condensed consolidated financial statements.

FORWARD-LOOKING STATEMENTS

This quarterly report contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and our expectations. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislation and regulation, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of our loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, and accounting principles and guidelines. You should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We will not publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CRITICAL ACCOUNTING POLICIES

We have established policies to govern the application of accounting principles in the preparation of our financial statements. Certain accounting policies involve assumptions and decisions by management which may have a material impact on the carrying value of certain assets and liabilities, and the results of our operations. We consider these accounting policies to be our critical accounting policies. The assumptions and decisions used by management are based on historical data and other factors which are believed to be reasonable considering the circumstances. Management believes that the allowance for loan losses and the accounting for deferred income taxes are the most critical accounting policies upon which the Company’s financial condition depends. The allowance for loan losses and the recognition of deferred taxes involve the most complex and subjective decisions and assessments that management must make.

Allowance for loan losses. Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. The Company’s allowance for loan losses provides for probable losses based upon evaluations of known and inherent risks in the loan portfolio. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Loans are charged against the allowance for loan losses when management believes the collection of the principal is unlikely. The Company’s allowance for loan and lease losses is the amount considered adequate to absorb probable losses within the portfolio based on management’s evaluation of the size and current risk characteristics of the loan portfolio. Such evaluation considers prior loss experience, the risk rating distribution of the portfolios, the impact of current internal and external influences on credit loss and the levels of nonperforming loans. Specific allowances for loan and lease losses are established

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for large impaired loans and leases on an individual basis. The specific allowance established for these loans and leases is based on a thorough analysis of the most probable source of repayment, including the present value of the loan’s expected future cash flows, the loan’s estimated market value, or the estimated fair value of the underlying collateral. General allowances are established for loans that are classified as either special mention, substandard, or doubtful. These loans are assigned a risk rating, and the allocated allowance for loan losses is determined based upon the loss percentage factors that correspond to each risk rating. Loss percentage factors are based on the probable loss including qualitative factors. The qualitative factors consider credit concentrations, recent levels and trends in delinquencies and nonaccrual, and growth in the loan portfolio. The occurrence of certain events could result in changes to the loss factors. Accordingly, these loss factors are reviewed periodically and modified as necessary.

General allowances are established for loans and leases that can be grouped into pools based on similar characteristics. In this process, general allowance factors are based on an analysis of historical charge-off experience and expected losses given default derived from the Company’s internal risk rating process. These factors are developed and applied to the portfolio in terms of line of business and loan type. Adjustments are also made to the allowance for the pools after an assessment of internal and external influences on credit quality that have not yet been reflected in the historical loss or risk rating data. Unallocated allowances relate to inherent losses that are not otherwise evaluated in the first two elements. The qualitative factors associated with unallocated allowances are subjective and require a high degree of management judgment. These factors include the inherent imprecisions in mathematical models and credit quality statistics, recent economic uncertainty, losses incurred from recent events, and lagging or incomplete data.

The process of reviewing the adequacy of the allowance for loan losses requires management to make numerous judgments and assumptions about current events and subjective judgments, including the likelihood of loan repayment, risk evaluation, extrapolation of historical losses of similar banks, and similar judgments and assumptions. If these assumptions prove to be incorrect, charge-offs in future periods could exceed the allowance for loan losses.

Management considers the allowance for loan losses to be adequate and sufficient to absorb possible future losses; however, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions to the allowance will not be required.

Deferred income taxes. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A valuation allowance for deferred tax assets is required when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income (in the near-term based on current projections), and tax planning strategies. As of March 31, 2009, deferred income taxes of $1,474,000 are included in other assets. Changes in the estimate about future taxable income could

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significantly affect the determination of the necessity for a valuation allowance for deferred tax assets.

FINANCIAL CONDITION

Total assets increased during the first three months of 2009 by $10.6 million from $300.7 million to $311.2 million, or 3.53%. The growth was funded by increases in total deposits, which increased by $10.5 million, or 3.89%, and increases in Federal Home Loan Bank advances of $4.0 million. The increase in total assets for the three months ended March 31, 2009 consisted primarily of net increases in cash of $6.7 million, available for sale securities of $1.3 million, and foreclosed real estate of $2.5 million. The loan to deposit ratio at March 31, 2009 was 83% compared to 86% at December 31, 2008.

Stockholders’ equity increased by $18,000 for the three months ended March 31, 2009. This net increase consisted of net income of $26,000, proceeds from issuance of common stock of $17,000, and net increases in accumulated other comprehensive income of $25,000, offset by dividends paid of $50,000.

The total amount of nonperforming assets, which includes nonaccruing loans, other real estate owned, repossessed collateral, and loans for which payments are more than 90 days past due was $14,712,000 at March 31, 2009, representing an increase of $2,017,000 (15.89%) from December 31, 2008. This increase is primarily attributable to an increase of $2,531,000 in foreclosed real estate, offset by a decrease of $514,000 in past dues over 90 days. Total nonperforming assets were 6.31% of total loans at March 31, 2009, compared to 5.44% at December 31, 2008. Nonperforming assets represented 4.73% of total assets at March 31, 2009, compared to 4.22% of total assets at December 31, 2008. Nonaccrual loans represented 3.83% of total loans outstanding at March 31, 2009, compared to 3.97% of total loans outstanding at December 31, 2008. There were no related party loans which were considered to be nonperforming at March 31, 2009.

At March 31, 2009, the Company had loan concentrations in real estate totaling $212,980,000, or 91.4% of total loans. Commercial and industrial loans of $18,037,000 made up 7.7% of total loans. The remaining $2,030,000, or 0.9%, of total loans consisted of consumer and other loans.

LIQUIDITY

Liquidity management involves the matching of the cash flow requirements of customer withdrawals of funds and the funding of loan originations, and the ability of our subsidiary bank to meet those requirements. Management monitors and maintains appropriate levels of liquidity so that maturities of assets and deposit growth are such that adequate funds are provided to meet estimated customer withdrawals and loan requests.

At March 31, 2009, the Bank’s liquidity ratio of 21.09% was considered satisfactory in relation to regulatory guidelines and internal targets. At March 31, 2009, the Company had the ability to borrow an additional $16.4 million in Federal Home Loan Bank advances. In addition, the Company can borrow up to $7.3 million in federal funds from Silverton Bridge Bank, N.A (successor to Silverton Bank, N.A).

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REGULATORY CAPITAL REQUIREMENTS

Banking regulations require us to maintain minimum capital levels in relation to assets. At March 31, 2009, the Bank’s capital ratios were considered well capitalized based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios for the Company and Bank at March 31, 2009 are as follows:

	Company	Bank	Regulatory Minimum Requirement
Leverage Capital Ratio	7.11%	7.04%	4.00%
Risk-Based Capital Ratios
Core Capital	8.87%	8.79%	4.00%
Total Capital	10.12%	10.04%	8.00%

We are not aware of any other recommendations by the regulatory authorities, events or trends, which, if they were to be implemented, would have a material effect on our liquidity, capital resources, or operations.

OFF BALANCE SHEET ARRANGEMENTS

Our financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business. These off-balance sheet financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are distributed or the instruments become payable. Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. We use the same credit policies in making commitments as we do for on-balance sheet instruments. Although these amounts do not necessarily represent future cash requirements, a summary of our commitments as of March 31, 2009 are as follows:

March 31, 2009
Commitments to extend credit	$10,713,000
Financial standby letters of credit	2,270,000
Other standby letters of credit	645,000

$13,628,000

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RESULTS OF OPERATIONS

Three Months Ended March 31, 2009 and 2008

Net Interest Income. Net interest income decreased by $876,000 for the quarter ended March 31, 2009, compared to the same period in 2008. The decrease in net interest income is primarily attributable to the decrease in our net yield on average interest-earning assets. The net yield on interest-earning assets decreased to 2.09% at March 31, 2009 as compared to 3.62% at March 31, 2008 and 2.94% for the entire year ended December 31, 2008.

The yield on interest-earning assets decreased from 7.83% to 6.00%, or 183 basis points, from March 31, 2008 to March 31, 2009. The rate paid on interest-bearing liabilities decreased from 4.79% to 4.21%, or 58 basis points, for the same period. The decrease in the rate paid on interest-bearing liabilities is due primarily to the 200 basis point decrease in the prime rate over the last year.

Interest Income and Interest Expense

The following table sets forth the amount of our interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

	For the Three Months Ended March 31, 2009			For the Three Months Ended March 31, 2008
	Average Balance	Income/ Expense	Yields/ Rates(2)	Average Balance	Income/ Expense	Yields/ Rates(4)
	(Dollars in thousands)
Earning assets:
Loans, net of unearned income	$224,999	$3,575	6.44%	$206,402	$4,378	8.60%
Taxable securities	43,831	475	4.39	41,599	515	5.02
Nontaxable securities	4,505	41	3.68	6,922	66	3.86
Interest-bearing deposits	55	—	0.32	79	—	—
Federal funds sold	3,245	—	0.01	3,066	21	2.71

Total interest-earning assets(1)	$276,635	$4,091	6.00	$258,070	$4,980	7.83

Interest-bearing liabilities:
Demand and savings deposits	$22,357	$176	3.20	$31,500	$198	2.55
Time deposits	221,966	2,440	4.46	190,177	2,397	5.11

Total deposits	244,323	2,616	4.34	221,677	2,595	4.75

Other short-term borrowings	9,090	9	0.40	1,276	16	5.08
Long-term debt	3,403	38	4.52	3,403	65	7.75

Total interest-bearing liabilities	$256,816	2,663	4.21	$226,356	2,676	4.79

Net interest income/net interest spread		$1,428	1.79%		$2,304	3.03%

Net yield on earning assets			2.09%			3.62%

(1)	Average securities exclude average unrealized gains of $562,000 and unrealized losses of $495,000 for the three months ended March 31, 2009 and 2008, respectively.
(2)	Annualized.

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Provision for Loan Losses. The provision for loan losses is based on management’s evaluation of the economic environment, the history of charged off loans and recoveries, size and composition of the loan portfolio, nonperforming and past due loans, and other aspects of the loan portfolio. We review the allowance for loan loss on a quarterly basis and make provisions as necessary. A provision of $150,000 was made during the three month period ending March 31, 2009 as compared to a provision of $260,000 made during the three month period ending March 31, 2008. The allowance for loan loss as a percentage of total loans was 1.87%, 1.87%, and 1.67% at March 31, 2009, December 31, 2008 and March 31, 2008, respectively. Total nonaccrual loans increased by $4,525,000, net charge-offs increased by $111,000, and loans past due ninety days or more and still accruing increased by $842,000 for the three months ended March 31, 2009 as compared to the same period in 2008. Due to collateral values of the underlying collateral, we do not anticipate significant additional losses related to identified impaired loans. Management believes the allowance for loan loss at March 31, 2009 is adequate to absorb any foreseeable losses in the loan portfolio.

At March 31, 2009 and 2008, nonaccrual, past due and restructured loans were as follows:

	March 31,
	2009	2008
	(Dollars in thousands)
Total nonaccruing loans	$8,923	$4,398
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	1,038	196
Restructured loans	—	—

It is our policy to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is accorded such interest when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection. Accrual of interest on such loans is resumed when, in management’s judgment, the collection of interest and principal becomes probable.

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

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Information regarding certain loans and allowance for loan loss data for the three months ended March 31, 2009 and 2008 is as follows:

	Three Months Ended March 31,
	2009	2008
	(Dollars in thousands)
Average amount of loans outstanding	$224,999	$206,402

Balance of allowance for loan losses at beginning of period	$4,369	$3,349

Loans charged off
Commercial	(47)	(325)
Real estate	—	—
Installment	(135)	(146)

	(182)	(471)

Loans recovered
Commercial	1	411
Real estate	—	—
Installment	24	14

	25	425

Net charge-offs	(157)	(46)

Additions to allowance charged to operating expense during period	150	260

Balance of allowance for loan losses at end of period	$4,362	$3,563

Ratio of net loans charged-off during the period to average loans outstanding	0.07%	0.02%

Other Income. Other income increased by $410,000 for the three months ended March 31, 2009, compared to the same period in 2008. One of the most significant components of other income is service charges on deposit accounts which accounts for 35% and 83% of total other income for March 31, 2009 and 2008, respectively. Service charges on deposit accounts include monthly service charges, non-sufficient funds (“NSF”) charges, and other miscellaneous maintenance fees. The amount of service charges fluctuates with the volume of transaction accounts and the volume of NSF activity. The increase in other income for the quarter ended March 31, 2009 is largely due to the recording of and gains on sales of available for sale securities of $598,000.

Other Expenses. Other expenses increased by $17,000 for the three months ended March 31, 2009, as compared to the same period in 2008. The increase consists of an increase of $40,000 in occupancy and equipment expenses, offset by decreases in salaries and employee benefits of $18,000 and in other operating expenses of $5,000. At March 31, 2009, the number of full-time equivalent employees was 89 compared to 95 at March 31, 2008.

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The mortgage company previously originated loans which were table funded through independent investors. During third quarter 2008, the mortgage company became dormant due to declines in the real estate market. Operations for first quarter 2009 consist of operating expenses and taxes only. The net loss for the three months ended March 31, 2009 was $2,000, as compared to a loss of $4,000 for the three months ended March 31, 2008.

Income Taxes. Income tax expense decreased by $62,000 for the three months ended March 31, 2009, as compared to 2008. The effective tax rate for 2009 and 2008 was 38% and 33%, respectively. The effective tax rate is less than the statutory tax rate due to nontaxable interest income on securities.

Net Income. Net income decreased by $131,000 for the three months ended March 31, 2009, as compared to the same period in 2008. This decrease is largely the result of the decreased net interest income as compared to the prior year.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable as the registrant is a smaller reporting company.

ITEM 4.	CONTROLS AND PROCEDURES

As of the end of the period covered by this report, the Company carried out an evaluation under the supervision and with the participation of our Chief Executive Officer and the Principal Financial and Accounting Officer, of the design and operation of the Company’s disclosure controls and procedures. Based upon this evaluation, our Chief Executive Officer and the Principal Financial and Accounting Officer concluded that the Company’s disclosure controls and procedures are effective.

There have been no changes in the Company’s internal control over financial reporting in the period covered by this report that have materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting.

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PART II - Other Information

ITEM 1.	LEGAL PROCEEDINGS

There have been no material developments in the legal proceedings previously reported in the Company’s Annual Report on Form 10-K (filed with the Commission on April 14, 2009) nor have any new reportable legal proceedings involving the Company been instituted.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

ITEM 5.	OTHER INFORMATION

None.

ITEM 6.	EXHIBITS

2.1	Plan of Reorganization and Agreement of Merger, dated April 14, 1998, by and between Capitol City Bancshares, Inc., Capitol City Bank and Trust, and Capitol City Interim, Inc., which Agreement is included as Appendix A to the Proxy Statement included in this Registration Statement filed by Registrant on Form S-4 on September 30, 1998, Registration No. 333-64789 (incorporated by reference as Exhibit 2.1 to the Registrant’s 10-KSB filed on March 31, 1999).

3.1	Articles of Incorporation of Registrant (incorporated by reference as Exhibit 3.1 to the Registrant’s 10-KSB filed on March 31, 1999).

3.1(A)	Amendment to the Articles of Incorporation of Registrant (incorporated by reference as Exhibit 3.1(A) to the Registrant’s Annual Report on Form 10-KSB filed on March 31, 2005).

3.1(B)	Articles of Amendment to the Articles of Incorporation of the Registrant filed February 9, 2007 (incorporation by referenced as Exhibit 3.1(B) to the Registrant’s Current Report on Form 8-K filed on February 15, 2007).

3.1(C)	Articles of Amendment to the Articles of Incorporation of the Registrant filed February 12, 2007 (incorporation by referenced as Exhibit 3.1(C) to the Registrant’s Current Report on Form 8-K filed on February 15, 2007).

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3.1(D)	Articles of Amendment to the Articles of Incorporation of the Registrant filed February 15, 2007 (incorporation by referenced as Exhibit 3.1(D) to the Registrant’s Current Report on Form 8-K filed on February 15, 2007).

3.2	Bylaws of Registrant (incorporated by reference as Exhibit 3.2 to the Registrant’s 10-KSB filed on March 31, 1999).

31.1	Section 302 Certification of Principal Executive Officer

31.2	Section 302 Certification of Principal Financial and Accounting Officer

32.1	Section 906 Certification of Principal Executive Officer

32.2	Section 906 Certification of Principal Financial and Accounting Officer

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SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPITOL CITY BANCSHARES, INC.

Date: May 15, 2009	/s/ George G. Andrews
George G. Andrews
CEO, President and Director

Date: May 15, 2009	/s/ Tatina Brooks
Tatina Brooks
Senior Vice President of Accounting and Financial Reporting (Principal Financial and Accounting Officer)

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